STOCK PURCHASE AGREEMENT

dated

February 14, 2008

by and among

Vector Intersect Security Acquisition Corporation, a Delaware corporation,

as the Parent,

Cyalume Acquisition Corp., a Delaware corporation,

as the Purchaser,

Cyalume Technologies, Inc.
a Delaware corporation,

as the Company,

and

GMS Acquisition Partners Holdings, LLC,
a Delaware limited liability company

as the Seller

TABLE OF CONTENTS
Page
ARTICLE I	DEFINITIONS	1
1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE OF COMMON STOCK	10
2.1	Sale of Common Stock	10
2.2	Closing	11
2.3	Payment of Estimated Purchase Price	11

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER
	AND THE COMPANY	15
3.1	Corporate Existence and Power	15
3.2	Corporate Authorization	15
3.3	Charter Documents; Legality	16
3.4	Subsidiaries	16
3.5	Capitalization and Ownership	16
3.6	Transactions with Affiliates	16
3.7	Assumed Names	17
3.8	Governmental Authorization	17
3.9	Consents	17
3.10	Financial Statements; Undisclosed Liabilities	17
3.11	Accounts Receivable	18
3.12	Books and Records	18
3.13	Absence of Certain Changes	18
3.14	Real Property	19
3.15	Tangible Personal Property	20
3.16	Intellectual Property	20
3.17	Relationships With Customers, Suppliers, Etc	22
3.18	Litigation	22
3.19	Contracts	23
3.20	Licenses and Permits	24
3.21	Compliance with Laws	24
3.22	Intentionally omitted	24
3.23	Employees	24
3.24	Compliance with Labor Laws and Agreements	24
3.25	Pension and Benefit Plans	25
3.26	Tax Matters	26
3.27	Fees	28
3.28	Business Operations; Servers	29
3.29	Powers of Attorney	29
3.30	Certain Business Practices	29
3.31	Money Laundering Laws	30
3.32	No Other Representations or Warranties	30

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLER	31
4.1	Ownership of Stock; Authority	31
4.2	Approvals	32
4.3	Non-Contravention	32
4.4	Litigation and Claims	32
4.5	Investment Representations	32
4.6	Tax	35
4.7	No Additional Representations	35

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND
	PURCHASER	35
5.1	Due Incorporation	35
5.2	Corporate Authorization	36
5.3	Governmental Authorization	36
5.4	No Violation	36
5.5	Consents	36
5.6	Litigation	37
5.8	Fees	37
5.9	Charter Documents; Legality	37
5.10	Capitalization and Ownership of the Parent	38
5.11	SEC Filings; Financial Statements	38
5.12	SEC Compliance	39
5.13	Compliance with Laws	39
5.14	Money Laundering Laws	39
5.15	Ownership of Parent Common Stock	39
5.16	Purchaser	40
5.17	Financial Ability to Perform	40
5.18	Absence of Certain Changes or Events	40
5.19	Due Diligence Investigation	40
5.20	Board Approval	40
5.21	Trust Fund	41
5.22	No Other Representations or Warranties	41

ARTICLE VI	COVENANTS OF THE COMPANY AND THE SELLER
	PENDING CLOSING	42
6.1	Conduct of the Business	42
6.2	Access to Information	44
6.3	SEC Filings	44
6.4	Exclusivity	45
6.5	Reporting and Compliance With Law	45

ARTICLE VII	CONFIDENTIALITY AND NON-SOLICITATION COVENANTS	46
7.1	Confidentiality	46
7.2	Non-Solicitation	46
7.3	Injunctive Relief	46

ARTICLE VIII	COVENANTS OF ALL PARTIES HERETO	47
8.1	Best Efforts; Further Assurances	47
8.2	Reasonable Best Efforts to Obtain Consents	47
8.3	Tax Matters	47
8.4	Proxy Statement; Special Meeting	48
8.5	Other Actions	50
8.6	Access to Information	50
8.7	Notices of Certain Events; Updated Disclosure Schedules	50
8.8	Securities Law Compliance	51
8.9	Employee Matters	51
8.10	Indemnification; Directors’ and Officers’ Insurance	52
8.11	Trust Fund Disbursement	53
8.12	Prior Acquisition Dispute	54
8.13	Exclusivity	54
8.14	Ordinary Conduct of the Parent and the Purchaser	54
8.15	Member Acknowledgements	55

ARTICLE IX	CONDITIONS TO CLOSING	55
9.1	Condition to the Obligations of Parent, the Purchaser, the Seller and
	the Company	55
9.2	Conditions to Obligations of Parent and the Purchaser	56
9.3	Conditions to Obligations of the Company and the Seller	57

ARTICLE X	RELIANCE ON REPRESENTATIONS AND WARRANTIES	58
10.1	Reliance on Representations and Warranties of the Company and the
	Seller	58
10.2	Reliance on Representations and Warranties of Parent and the
	Purchaser	58

ARTICLE XI	INDEMNIFICATION	59
11.1	Indemnification of Parent, Purchaser	59
11.2	Indemnification of Seller	59
11.3	Procedure	59
11.4	Insurance; Tax Benefits	61
11.5	Limitations on Indemnification	61
11.6	Survival of Indemnification Rights	62
11.7	Offset	62
11.8	Mitigation of Loss	63
11.9	Exclusive Remedy	63

ARTICLE XII	DISPUTE RESOLUTION	64
12.1	Arbitration	64
12.2	Waiver of Jury Trial; Exemplary Damages	65
12.3	Attorneys’ Fees	65

ARTICLE XIII	TERMINATION	66
13.1	Termination Without Default	66
13.2	Termination Upon Default	66
13.3	Effect of Termination	67

ARTICLE XIV	MISCELLANEOUS	67
14.1	Notices	67
14.2	Amendments; No Waivers	68
14.3	Ambiguities	68
14.4	Publicity	69
14.5	Expenses	69
14.6	Successors and Assigns	69
14.7	Governing Law; Jurisdiction	69
14.8	Counterparts; Effectiveness	69
14.9	Entire Agreement	70
14.10	Severability	70
14.11	Captions	70
14.12	Construction	70
14.13	Enforcement of Certain Rights	70

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated February 14, 2008 (this “Agreement”), by and among Vector Intersect Security Acquisition Corporation, a Delaware corporation (“Parent”), Cyalume Acquisition Corp., a Delaware corporation (“Purchaser”), Cyalume Technologies, Inc., a Delaware corporation (the “Company”), and GMS Acquisition Partners Holdings, LLC (“Seller”).

W I T N E S S E T H :

WHEREAS, the Company is in the business of manufacturing and selling chemiluminescent products, retroreflective products, retroreflective/photoluminescent products, and other various products utilizing the electromagnetic spectrum to commercial, industrial and governmental customers (the “Business”);

WHEREAS, the Seller owns 100% of the issued and outstanding equity securities of the Company (the “Shares”);

WHEREAS, Parent owns all of the issued and outstanding shares of equity securities of Purchaser; and

WHEREAS, Purchaser desires to acquire the Shares in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.           Definitions.  The following terms, as used herein, have the following meanings:

“1st Lien Secured Debt” means Indebtedness of the Company outstanding immediately prior to the Closing Date pursuant to the First Lien Credit and Guaranty Agreement, dated as of January 23, 2006 by and among the Company, the Seller, Goldentree Asset Management LP, The Bank of New York and the other lenders identified therein.

“2nd Lien Secured Debt” means Indebtedness of the Company outstanding immediately prior to the Closing Date pursuant to the Second Lien Credit and Guaranty Agreement, dated as of January 23, 2006 by and among the Company, the Seller, Goldentree Asset Management LP, The Bank of New York and the other lenders identified therein.

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Action” means any action, suit, investigation, hearing or proceeding, including any audit for taxes or otherwise.

“Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership, limited liability company or other entity in which said person owns any beneficial interest and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Affiliated Members” has the meaning set forth in Section 9.2(l).

“Agreement” has the meaning set forth in the Preamble.

“Arbitrator” has the meaning set forth in Section 12.1(b).

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Average Trading Price” means, as of the date of any determination, the average per share closing price of the Parent Common Stock (as quoted on the OTC Bulletin Board) for the twenty (20) consecutive trading days immediately prior to the date of such determination.  For purposes of the Actual Adjustment or the payment of any indemnification obligation, the date of any determination shall be the date that the Actual Adjustment or the amount of the indemnification obligation, as applicable, is finally determined pursuant to this Agreement.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned and used by the Company or any of its Subsidiaries and in which the Company’s or such Subsidiaries’ assets, business or transactions are otherwise reflected.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are not open for business.

“Cap” has the meaning set forth in Section 11.5(a).

“Charter Documents” has the meaning set forth in Section 3.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness of the Company relating to the 1st Lien Secured Debt, the 2nd Lien Secured Debt and the Senior Subordinate Notes as of immediately prior to the Closing.

“Closing Form 8-K” has the meaning set forth in Section 8.5(a).

“Closing Press Release” has the meaning set forth in Section 8.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Operating Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Consent” has the meaning set forth in Section 3.9.

“Company Employees” has the meaning set forth in Section 8.9(a).

“Company Indemnitees” has the meaning set forth in Section 11.2.

“Contracts” means any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license or permit.

“Cova” means Cova Small Cap Holdings, LLC, a member of Seller.

“Customer” has the meaning set forth in Section 3.17(a).

“D&O Indemnified Parties” has the meaning set forth in Section 8.10(a).

“December 2007 Balance Sheet” has the meaning set forth in Section 3.10(a).

“Deductible Amount” has the meaning set forth in Section 11.5(a).

“DGCL” means the Delaware General Corporation Law.

“Enterprise Value” means $120,000,000.

“Environmental Laws” has the meaning set forth in Section 3.32(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” mean the escrow agreement to be entered into on the Closing Date by Parent, Purchaser, Seller and American Stock Transfer & Trust Company, as escrow agent, substantially in the form attached hereto as Exhibit A.

“Escrowed Stock” has the meaning set forth in Section 2.3(b).

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Seller and approved by the Parent (such approval not to be unreasonably withheld, delayed or conditioned).  In connection with determining the Estimated Purchase Price, the Seller shall apply the calculation provided for in the definition of Purchase Price, and shall use (i) the Enterprise Value, (ii) the amount of Closing Date Indebtedness, (iii) the amount of Unpaid Seller Expenses, and (iv) an estimate of the Net Working Capital Adjustment in such calculation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Filings” means filings under the Exchange Act made by the Parent prior to the Closing Date.

“Excluded Person” has the meaning set forth in Section 6.4.

“Final Release Date” means the date that is eighteen (18) months following the Closing Date.

“Fundamental Representations” has the meaning set forth in Section 11.5(a).

“GAAP” means U.S. generally accepted accounting principles, consistently applied and interpreted.

“Hazardous Substance” has the meaning set forth in Section 3.32(b).

“Indebtedness” includes with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interest, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (f) all guarantees by such Person.

“Indebtedness and Expense Payment Instruction Letter” has the meaning set forth in Section 2.3(a).

“Indemnification Notice” has the meaning set forth in Section 11.3(a).

“Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Intellectual Property” means any and all of the following, whether domestic or foreign: (A) U.S., international and foreign patents, patent applications and statutory invention registrations; (B) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and Internet domain names, including registrations and applications for registration thereof; (C) copyrights, including registrations and applications for registration thereof, and copyrightable materials; (D) trade secrets, know-how and similar confidential and proprietary information; (E) the additional names listed on Schedule 3.7 and all derivations thereof; (F) u.r.l.s, Internet domain names and Websites, and (G) any other type of intellectual property right to the extent protectable under applicable Law.

“Investor Rights Agreement” means the Investor Rights Agreement by and between the Parent and the Members in the form attached hereto as Exhibit B.

“Knowledge of the Company” means the actual knowledge of Michael Bielonko, Earl Cranor and Thomas McCarthy, after reasonable inquiry.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, guideline, or regulation or common law.

“Leases” has the meaning set forth in Section 3.14.

“Licensed Intellectual Property” has the meaning set forth in Section 3.16(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.  For the avoidance of doubt, “Lien” shall not include any license of Intellectual Property.

“Loss(es)” has the meaning set forth in Section 11.1.

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and no change arising from, attributable to or relating to, any of the following shall be taken into account in determining whether there has been a Material Adverse Change: (i) changes in general economic, regulatory or political conditions, or in the industry in which the Company or any Subsidiary primarily operates, in each case so long as such changes do not disproportionately impact the Company or any Subsidiary relative to other Persons principally engaged in the same or substantially similar industry as the Company or any Subsidiary, (ii) the execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein, or any actions taken in compliance herewith or with the consent of the Parent or Purchaser, including the impact solely from the factors listed above in this clause (ii) on the relationships of the Company or any Subsidiary with customers, suppliers, consultants or employees, (iii) any breach by Parent or Purchaser of this Agreement, (iv) any change in GAAP or applicable Laws, (v) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, and (vi) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company or any Subsidiary to meet any projections or forecasts for any period.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and no effect arising from, attributable to or relating to, any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general economic, regulatory or political conditions, or in the industry in which the Company or any Subsidiary primarily operates, in each case so long as such changes do not disproportionately impact the Company or any Subsidiary relative to other Persons principally engaged in the same or substantially similar industry as the Company or any Subsidiary, (ii) the execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein, or any actions taken in compliance herewith or with the consent of the Parent or Purchaser, including the impact solely from the factors listed above in this clause (ii) thereof on the relationships of the Company or any Subsidiary with customers, suppliers, consultants or employees, (iii) any breach by Parent or Purchaser of this Agreement, (iv) any change in GAAP or applicable Laws, (v) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, and (vi) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company or any Subsidiary to meet any projections or forecasts for any period.

“Material Contracts” has the meaning set forth in Section 3.19(b).

“Members” means the members of Seller as of the Closing Date.

“Money Laundering Laws” has the meaning set forth in Section 3.31

“Net Working Capital” means, with respect to the Company and its Subsidiaries, the net book value of those current assets of the Company and its Subsidiaries, on a consolidated basis, as of immediately prior to the Closing that are included in the line item categories of current assets specifically identified on Exhibit C attached hereto, less the net book value of those current liabilities of the Company and its Subsidiaries, on a consolidated basis, as of immediately prior to the Closing that are included in the line item categories of current liabilities specifically identified on Exhibit C attached hereto, in each case, without duplication, and as determined (A) in a manner strictly consistent with the principles and methodologies used by the Company in the preparation of its financial statements (the “Accounting Principles”) and calculated using the same calculation method (the “Calculation Method”) used in calculating the amounts set forth in clauses (i) and (ii) of the definition of Net Working Capital Adjustment and (B) without giving effect to the transactions contemplated by this Agreement.  To the extent the Calculation Method differs from the Accounting Principles, the Calculation Method shall control.  Notwithstanding the foregoing, “Net Working Capital” shall not include any Indebtedness or Unpaid Seller Expenses.

“Net Working Capital Adjustment” means (i) the amount by which the Net Working Capital as of immediately prior to the Closing exceeds $9,000,000 or (ii) the amount by which Net Working Capital as of immediately prior to Closing is less than $7,000,000; provided that (A) any amount which is calculated pursuant to clause (i) above shall be deemed to be a positive number for the purposes of calculating Purchase Price and (B) any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number for the purposes of calculating Purchase Price.

“Offices” has the meaning set forth in Section 3.1.

“Operating Agreement” means the Amended and Restated Operating Agreement of GMS Acquisition Partners Holdings, LLC, dated as of April 13, 2007 and as amended from time to time.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” has the meaning set forth in Section 13.1.

“Owned Intellectual Property” has the meaning set forth in Section 3.16(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 5.8.

“Parent Common Stock” means the Common Stock, $.001 par value per share, of Parent.

“Parent Financial Statements” has the meaning set forth in Section 5.10(a).

“Parent Indemnitees” has the meaning set forth in Section 11.1.

“Parent SEC Reports” ha the meaning set forth in Section 5.10(a).

“Parent Stockholder Approval” has the meaning set forth in Section 8.4(a).

“Parent Warrants” has the meaning set forth in Section 5.9.

“Permitted Liens” means (a) mechanics, materialmen’s, carrier’s, repairer’s and other Liens arising or incurred in the ordinary course of business or that are not yet delinquent or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith, and for which appropriate reserves have been established; (c) encumbrances and restrictions on any Real Property of the Company or its Subsidiaries (including easements, conditions, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such Real Property; (d) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Authority having jurisdiction over such Real Property and which do not materially impair the use or occupancy of such Real Property in the operation of the business of the Company or any of its Subsidiaries; (e) Liens described on Schedule 1.1; and (f) Liens securing the obligations of the Company and its Subsidiaries under the 1st Lien Secured Debt and the 2nd Lien Secured Debt, all of which will be released at the Closing.

“Permits” has the meaning set forth in Section 3.20.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Pre-Closing Period” means any Tax period that ends on or before the Closing Date, or in the case of a Tax period that includes (but does not end on) the Closing Date, the portion of such period through and including the Closing Date.

“Proceeding” has the meaning set forth in Section 3.26(b).

“Proxy Statement” has the meaning set forth in Section 8.4(a).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), minus (iii) the amount of Closing Date Indebtedness, minus (iv) the amount of Unpaid Seller Expenses.

“Purchaser” has the meaning set forth in the preamble.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of the use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Rebate Obligations” has the meaning set forth in Section 3.28(d).

“Reg. D” has the meaning set forth in Section 4.5(a).

“Retained Amount” has the meaning set forth in Section 2.3(b).

“SEC” means the Securities and Exchange Commission.

“Restrictive Covenants” has the meaning set forth in Section 7.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Subordinate Notes” means the Indebtedness of the Company outstanding immediately prior to the Closing Date pursuant to the Senior Subordinated Loan Agreement, dated as of January 23, 2006 by and among the Company, the Seller and Deerfield Triarc Capital LLC.

“Series A Preferred Units” has the meaning set forth in the Operating Agreement.

“Series A Preferred Value” means, with respect to each Member, the sum of the liquidation preference of the Series A Preferred Units (as set forth in the Operating Agreement), plus all accrued and unpaid dividends thereon as of the Closing Date, in each case, with respect to all Series A Preferred Units held by such Member as of the Closing Date.

“Series B Preferred Units” has the meaning set forth in the Operating Agreement.

“Series B Preferred Value” means, with respect to each Member, the sum of the liquidation preference of the Series B Preferred Units (as set forth in the Operating Agreement), plus all accrued and unpaid dividends thereon as of the Closing Date, in each case, with respect to all Series B Preferred Units held by such Member as of the Closing Date.

“Shares” has the meaning set forth in the Recitals.

“Signing Form 8-K” has the meaning set forth in Section 8.5(a).

“Signing Press Release” has the meaning set forth in Section 8.5(a).

“Software” has the meaning set forth in Section 3.16(b).

“Special Meeting” has the meaning set forth in Section 8.4(a).

“Subsidiary” or “Subsidiaries” with respect to any specified Person, any other Person (i) whose board of directors or a similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (ii) whose management decisions and corporate actions are directly and indirectly subject to the present control of such specified Person or (iii) whose voting securities are more than fifty percent (50%) owned, directly or indirectly by such specified Person.

“Supplier” has the meaning set forth in Section 3.17.

“Tangible Assets” means all tangible personal property of the Company and its Subsidiaries, or interests therein, including, without limitation, inventory, machinery, computers and accessories, furniture, office equipment and communications equipment.

“Tax” has the meaning set forth in Section 3.26(d).

“Tax Liability” has the meaning set forth in Section 3.26(b).

“Tax Return” has the meaning set forth in Section 3.26(d).

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“Transaction” has the meaning set forth in the Recitals.

“Trust Agreement” has the meaning set forth in Section 5.20.

“UCC” shall mean the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Unpaid Seller Expenses” means all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or on behalf of the Seller in connection with the consummation of the transactions contemplated hereby that have not been paid by the Company or its Subsidiaries immediately prior to the Closing; provided, that for purposes of clarity, any severance payable by the Company or any of its Subsidiaries on or after the Closing Date shall not be included in the calculation of Unpaid Seller Expenses.

“Updated Schedules” has the meaning set forth in Section 8.7(b).

“Website(s)” shall mean all of the internet domain names for the Company set forth on Schedule 3.16(a).

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

2.1.           Sale of Common Stock.  Subject to the terms and conditions herein stated, the Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Seller on the Closing Date, free and clear of all Liens (other than Permitted Liens), the Shares, which Shares represent all of the issued and outstanding ownership interests in the Company.

2.2.           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, at 10:00 A.M. local time, three (3) Business Days after all conditions to the Closing set forth in ARTICLE IX hereof have been satisfied or waived, or such other place, time or date as Purchaser and Seller agree in writing.  The date of the Closing shall be referred to herein as the “Closing Date”.  In addition to those obligations set forth in ARTICLE IX, at the Closing:

(a)           the Purchaser shall deliver the Estimated Purchase Price (as set forth in Section 2.3 below); and

(b)           the Seller shall deliver to the Purchaser stock certificate(s) evidencing the Shares, together with duly executed stock powers which shall be executed in favor of Purchaser.

2.3.           Payment of Estimated Purchase Price.

(a)           No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent and Purchaser a payment instruction letter setting forth the respective amounts, payees and wiring instructions relating to the payment of the Closing Date Indebtedness and the Unpaid Seller Expenses (the “Indebtedness and Expense Payment Instruction Letter”).  On the Closing Date, Purchaser shall pay the Closing Date Indebtedness and the Unpaid Seller Expenses in the amounts and in accordance with the instructions provided in the Indebtedness and Expense Payment Instruction Letter.

(b)           On the Closing Date, Purchaser shall deposit 1,505,646 shares of Parent Common Stock (the “Escrowed Stock”) into an escrow account (the “Escrow Account”), which shall be established pursuant to the Escrow Agreement.  Subject to the terms of the Escrow Agreement, the Escrowed Stock in the Escrow Account shall be distributed and released by the Escrow Agent as follows: (i) from time to time prior to the Final Release Date, the Escrowed Stock in the Escrow Account shall be distributed and released by the Escrow Agent (A) to the Purchaser to the extent required under Section 2.4(e)(ii), and/or (B) to any Parent Indemnitee to the extent required under Section 11.7, (ii) on the date that is six (6) months following the Closing Date, the Escrow Agent shall distribute and release to the Seller (or its designee) for distribution to those Members who held Common Units as of the Closing Date, as set forth in a written notice by Seller to Purchaser and the Escrow Agent at least two (2) Business Days prior to such release date, the number of shares of Escrowed Stock that has a value (based on the Average Trading Price as of the date of such distribution) equal to $6,000,000 and (iii) on the Final Release Date, the Escrow Agent shall distribute and release to the Seller (or its designee) for distribution to those Members who held Common Units as of the Closing Date, as set forth in a written notice by Seller to Purchaser and the Escrow Agent at least two (2) Business Days prior to the Final Release Date, the balance, if any, of the Escrowed Stock, unless one or more claims for indemnification of the Parent Indemnitees are pending as of such date, in which case the Escrow Agent shall (x) retain in the Escrow Account the number of shares of Parent Common Stock having a value (based on the Average Trading Price as of the Final Release Date) as would be necessary to satisfy the amount of such claim(s), as determined in accordance with this Agreement (the “Retained Amount”) and (y) release and distribute to the Seller (or its designee) for distribution to those Members who held Common Units as of the Closing Date, as set forth in a written notice by Seller to Purchaser and the Escrow Agent at least two (2) Business Days prior to such release date, the remaining Escrowed Stock, if any.  Upon resolution of any such pending claim, and payment and satisfaction thereof in accordance with Article II of this Agreement, the parties hereto hereby agree to jointly instruct the Escrow Agent to release to the Seller (or its designee) for distribution to those Members who held Common Units as of the Closing Date, as set forth in a written notice by Seller to Purchaser and the Escrow Agent at least two (2) Business Days prior to such release date, the balance, if any, of the Retained Amount.  To the extent that any Escrowed Stock is released to Seller (or its designee) hereunder, Seller (or its designee) shall distribute such amounts to its Members who held Common Units as of the Closing Date on a pro rata basis (based on the number of Common Units held by each Member as of the Closing Date).

(c)           On the Closing Date, Purchaser shall pay, on behalf of and at the direction of Seller, the Estimated Purchase Price to the Members in the following order and priority:

(i)           payment in cash by Purchaser by wire transfer of immediately available funds, to an account or accounts designated by Seller, for payment to those Members who hold Series B Preferred Units as of the Closing Date (on a pro rata basis based on each Member’s Series B Preferred Value) in an amount equal to the aggregate Series B Preferred Value of all Members, in each case as set forth in a written notice by Seller to Purchaser at least two (2) Business Days prior to the Closing Date;

(ii)           payment in cash by Purchaser by wire transfer of immediately available funds, to an account or accounts designated by Seller, for payment to those who hold Series A Preferred Units of Seller as of the Closing Date (on a pro rata basis based on each Member’s Series A Preferred Value), in the amount of $15,000,000 in the aggregate, as set forth in a written notice by Seller to Purchaser at least two (2) Business Days prior to the Closing Date;

(iii)           payment in shares of Parent Common Stock for those Members who hold Series A Preferred Units as of the Closing Date (on a pro rata basis based on each Member’s Series A Preferred Value) in an amount equal to the number of shares of Parent Common Stock obtained by dividing (x) the difference between (1) the aggregate Series A Preferred Value of all Members and (2) $15,000,000 divided by (y) $7.97, in each case as set forth in a written notice by Seller to Purchaser at least two (2) Business Days prior to the Closing Date; and

(iv)           payment in shares of Parent Common Stock for those Members who hold Common Units as of the Closing Date (on a pro rata basis based on the number of Common Units held by each Member as of immediately prior to the Closing) equal to the number of shares of Parent Common Stock obtained by the difference between (x) the quotient of (1) Estimated Purchase Price minus the aggregate amount paid under clauses (i), (ii) and (iii) of this Section 2.3(c), divided by (2) $7.97 less (y) the number of Escrowed Shares in each case as set forth in a written notice by Seller to Purchaser at least two (2) Business Days prior to the Closing Date.

2.4.           Preparation of the Final Statement of Purchase Price.

(a)           As soon as practicable, but no later than 45 days after the Closing Date, Parent shall prepare and deliver to the Seller (A) a proposed calculation of the Net Working Capital as of immediately prior to the Closing (the “Proposed Closing Date Statement of Net Working Capital”), and (B) a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and, in each case, the components thereof.  The Proposed Closing Date Statement of Net Working Capital and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.”

(b)           If Seller does not give written notice of dispute (a “Purchase Price Dispute Notice”) to the Parent within 30 days of receiving the Proposed Closing Date Calculations, the Parent and the Seller agree that (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of immediately prior to the Closing and (B) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price.  If, within such 30-day period, the Seller gives a Purchase Price Dispute Notice to the Parent (which Purchase Price Dispute Notice must set forth the items and amounts in dispute), the Seller and the Parent will use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date the Parent receives the applicable Purchase Price Dispute Notice from the Seller.  If a timely Purchase Price Dispute Notice is received by the Parent, then the Proposed Closing Date Calculations (as revised pursuant to clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Purchase Price Dispute Notice or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm; provided, that any items that are not so disputed shall be deemed to have become final and binding upon delivery of the Purchase Price Dispute Notice or, if no such notice is delivered, upon the expiration of such 30-day period within which such Purchase Price Dispute Notice was to be delivered.  If the Seller and the Parent do not obtain a final resolution within such 30-day period, then the items remaining in dispute (including such party’s proposed resolution thereof and resulting value of the Purchase Price) shall be submitted in writing immediately by the Seller and the Parent to a nationally-recognized, independent accounting firm reasonably acceptable to the Seller and the Parent (the “Accounting Firm”).  The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Seller and the Parent, and any associated engagement fees shall be borne 50% by the Seller and 50% by the Parent; provided, that such fees shall ultimately be allocated in accordance with Section 2.4(d).  The Accounting Firm shall be required to render a determination of the applicable dispute within 30 days after referral of the matter to the Accounting Firm, which determination must be in writing, must be based solely on presentations by the Seller and the Parent (and not by independent review) and must set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive, non-appealable and binding upon the Seller, the Parent and the other parties hereto.  The Accounting Firm (i) shall be bound by the principles and methodologies set forth in this Section 2.4(b) and in the definition of “Net Working Capital” and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  In connection with the resolution of any dispute, the Accounting Firm shall have access to all documents, records, work papers, facilities and personnel necessary to make its determination.  The Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b).  The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.4(b).

(c)           The Company will, and will cause its Subsidiaries to, make its financial records available to the Seller and its accountants and other representatives at reasonable times during the preparation and/or review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(d)           In the event Seller and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.4(b), the responsibility for the fees and expenses of such Accounting Firm shall be as follows:

(i)           if such Accounting Firm resolves all of the remaining objections in favor of the Parent’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of such Accounting Firm shall be paid by Seller;

(ii)           if such Accounting Firm resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “High Value”), then all of the fees and expenses of such Accounting Firm shall be paid by Parent; and

(iii)           if such Accounting Firm neither resolves all of the remaining objections in favor of Parent’s position nor resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by Seller, and Parent will be responsible for the remainder of the fees and expenses of the Accounting Firm.

(e)           Adjustment to Estimated Purchase Price.

(i)           If the Actual Adjustment is a positive amount, Parent shall promptly pay the amount of the Actual Adjustment by issuing shares of Parent Common Stock, with an aggregate value (based on the Average Trading Price as of the date of determination of the Actual Adjustment) equal to the Actual Adjustment, to those Members who held Common Units as of the Closing Date (on a pro rata basis based on the number of Common Units held by each Member as of immediately prior to the Closing), as set forth in a written notice by Seller.

(ii)           If the Actual Adjustment is a negative amount, then Seller shall promptly pay Parent the amount of the Actual Adjustment by instructing the Escrow Agent to deliver to Parent such number of shares of Escrowed Stock that has an aggregate value (based on the Average Trading Price as of the date of determination of the Actual Adjustment) equal to the Actual Adjustment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser that:

3.1.           Corporate Existence and Power.  The Company is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of the State of Delaware, and has all power and authority, corporate and otherwise, and all material governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  Each Subsidiary is duly formed, validly existing and in good standing under and by virtue of the Laws of the State of its organization, and has all power and authority, corporate and otherwise, and all material governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation in any jurisdiction wherein the character of the property owned or leased by the Company or any Subsidiary or the nature of its activities make qualification of the Company or any Subsidiary in any such jurisdiction necessary, except where the failure to so qualify would not have a Material Adverse Effect.  The only offices, warehouses or business locations of the Company and its Subsidiaries are listed on Schedule 3.1 (the “Offices”).  Neither the Company nor any Subsidiary has taken any action, adopted any plan, or entered into an agreement in respect of any merger, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.

3.2.           Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Seller.  This Agreement, upon its execution and delivery by the Company (and assuming that this Agreement has been duly and validly authorized, executed and delivered by the Purchaser and Parent), constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3.           Charter Documents; Legality.  The Company has previously delivered to Parent true and complete copies of its Certificate of Incorporation and By-Laws, minute books and stock books, as in effect on the date hereof (the “Charter Documents”).  The execution, delivery, and performance by the Company of this Agreement has not violated and will not violate, and the consummation by the Company of the transactions contemplated hereby or thereby will not contravene any provision contained in the Charter Documents or violate any Law to which the Company is subject.

3.4.           Subsidiaries.  Schedule 3.4 sets forth each of the Company’s Subsidiaries.  The Company has previously delivered to Parent true and complete copies of the Charter Documents for each Subsidiary, as in effect on the date hereof.  The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.

3.5.           Capitalization and Ownership.  Schedule 3.5 sets forth, with respect to the Company and each Subsidiary, (i) such company’s authorized capital, (ii) the number of such company’s securities that are outstanding, (iii) each stockholder owning such company’s securities and the number of shares of such securities owned by such stockholder, and (iv) each security convertible into or exercisable or exchangeable for such company’s securities, the number and type of securities such security is convertible into, the exercise or conversion price of such security and the holder of such security.  Except as set forth on Schedule 3.5, no Person other than the Seller or the Company owns any securities of the Company or the Subsidiaries.  Except as set forth on Schedule 3.5, there are no outstanding obligations of the Company or any of its Subsidiaries to (1) issue, or grant any right to acquire, any securities of the Company or any Subsidiary, or any securities exercisable or exchangeable for or convertible into, the capital stock or membership interest of the Company or any Subsidiary or (2) to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Company or any Subsidiary.  The Shares and the securities of each Subsidiary (a) have been duly authorized and validly issued and are fully paid and nonassessable, and (b) were issued in compliance with all applicable federal and state securities laws.

3.6.           Transactions with Affiliates.  Schedule 3.6 lists each agreement (other than employment agreements and severance agreements entered into the ordinary course of business) between the Company and its Affiliates.  Except as disclosed in Schedule 3.6, neither the Seller nor any Affiliate of the Seller (other than the Company or any of its Subsidiaries) owns, directly or indirectly, in whole or in part, any material tangible or intangible property (including Intellectual Property rights) used by the Company or any of its Subsidiaries for the conduct of the Business.

3.7.          Assumed Names.  Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by the Company or any Subsidiary, including names on any Websites.  Neither the Company nor any Subsidiary has used any name other than the names listed on Schedule 3.7 to conduct its business.  The Company and each Subsidiary have filed appropriate “doing business as” certificates in all applicable jurisdictions.  Other than as set forth on Schedule 3.7, all Websites are in good working order.

3.8.          Governmental Authorization.  None of the execution, delivery or performance by the Company of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (i) as set forth on Schedule 3.8 and (ii) those that may be required solely by reason of Purchaser’s and/or Parent’s (as opposed to other Person’s) participation in the transactions contemplated hereby.

3.9.          Consents.  The Contracts listed on Schedule 3.9 are the only agreements, commitments, arrangements, contracts or other instruments binding upon the Company, any Subsidiary or any of their respective properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, orders or other actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (each of the foregoing, a “Company Consent”).

3.10.        Financial Statements; Undisclosed Liabilities.

(a)           Attached hereto as Schedule 3.10(a) are (i) audited balance sheets of the Company as of December 31, 2005 and the related statements of operations and cash flows for the year ended December 31, 2005, and (ii) draft balance sheets of the Company as of December 31, 2006 and December 31, 2007, and the related statements of operations and cash flows for the years ended December 31, 2006 and December 31, 2007, respectively (the financial statements as of and for the fiscal years ended December 31, 2006 and December 31, 2007 described in this clause (ii) shall be collectively referred to herein as the “Draft Financial Statements”).  The balance sheet as at December 31, 2007 is referred to herein as the “December 2007 Balance Sheet.”  The Draft Financial Statements (i) were prepared from the Books and Records; (ii) except as set forth on Schedule 3.10(a), were prepared in accordance with GAAP, except as may be indicated in the notes thereto and except for the absence of footnotes and subject to normal year-end adjustments; and (iii) fairly and accurately present in all material respects the Company’s financial condition and the results of its operations as of their respective dates and for the periods then ended (subject to the absence of footnotes and subject to normal year-end adjustments).

(b)           Except (i) as specifically disclosed, reflected or fully reserved against on the December 2007 Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the December 2007 Balance Sheet, (iii) liabilities and obligations, the existence of which would not reasonably be expected to result in a Material Adverse Effect and (iv) liabilities and obligations set forth on Schedule 3.10(b), there are no liabilities or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) required to be disclosed on a balance sheet (or the notes thereto) that has been prepared in accordance with GAAP, that have not been disclosed therein.

3.11.        Accounts Receivable.  Except as set forth in Schedule 3.11, all of the accounts receivable of the Company and its Subsidiaries set forth on the December 2007 Balance Sheet are valid receivables and, to the Knowledge of the Company, are not subject to valid rights of counterclaim or setoff by any account debtor in excess of the reserve for bad debts set forth on the December 2007 Balance Sheet, as adjusted for operations and transactions through the Closing Date.

3.12.        Books and Records.

(a)           All Books and Records of the Company and each Subsidiary have been properly and accurately kept and completed in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The Company and each Subsidiary has none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of the Company or a Subsidiary and which is not located at the Offices.

(b)           Schedule 3.12(b) is a complete and correct list of all savings, checking, brokerage or other accounts pursuant to which the Company or any Subsidiary has cash or securities on deposit and such list indicates the signatories on each account.

3.13.        Absence of Certain Changes.  Except as set forth in Schedule 3.13, since December 31, 2007, the Company and each of its Subsidiaries has conducted its respective business in all material respects in the ordinary course of business consistent with past practices, and with respect to the Company and each such Subsidiary there has not been:

(i)          any Material Adverse Change or any event, occurrence or development that would constitute a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated herein;

(ii)         any increase of bonus, salary or other compensation paid of more than 10% for any employee making an annual salary of greater than $50,000, or change in the bonus or profit sharing policies of the Company, other than in the ordinary course of business;

(iii)        any capital expenditure except in the ordinary course of business consistent with past practice (including with respect to kind and amount);

(iv)        any sale, lease, license or other disposition of any of its assets except (i) pursuant to existing Contracts or commitments disclosed herein, (ii) sales of products or inventory or licenses of Intellectual Property in the ordinary course of business consistent with past practice, and (iii) sales, assignments, or other dispositions of any Intellectual Property that are not material to the conduct of the business of the Company or any of its Subsidiaries, either individually or in the aggregate;

(v)         the incurrence of Liens on any of its assets outside of the ordinary course of business, other than Permitted Liens;

(vi)        any material damage, destruction or loss of property related to any of its assets not covered by insurance;

(vii)       any merger or consolidation with any other Person or acquisition of the stock or business of any other Person;

(viii)      the lapse of any insurance policy protecting its assets;

(ix)         any material change in its accounting principles or methods or write down in the value of any inventory or assets;

(x)          any extension of any loans other than travel or other expense advances to employees in the ordinary course of business consistent with past practice (and in any event not in excess of $15,000 to any individual employee);

(xi)         any material increase or reduction in the prices of products sold, except in the ordinary course of business consistent with past practice (including with respect to amount); or

(xii)        any agreement to do any of the foregoing.

3.14.        Real Property.

(a)           The Real Property owned by the Company or any Subsidiary is listed on Schedule 3.14(a).  The leases, together with all amendments thereto, pursuant to which the Company or any Subsidiary is the lessee of any Real Property (collectively, the “Leases”) are listed in Schedule 3.14(a) and are valid and enforceable by the Company or the Subsidiary which is a party to such Lease against the other parties thereto.  Neither the Company nor any Subsidiary has breached or violated and is not in default under any of the Leases or any local zoning ordinance, the breach or violation of which could individually or in the aggregate have a Material Adverse Effect, and no notice from any Person has been received by the Company, any Subsidiary or the Seller claiming any violation of any Lease or any local zoning ordinance.  Neither the Company nor any Subsidiary has other leases for Real Property except as set forth on Schedule 3.14(a).

(b)           Neither the Company nor any Subsidiary has experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by the Company or any Subsidiary in the operation of the Business.

3.15.        Tangible Personal Property.

(a)           Each Tangible Asset is in operating condition and repair and functions in accordance with its intended use (ordinary wear and tear excepted), has been properly maintained, and is suitable for its present uses.

(b)           Except as set forth on Schedule 3.15, the Company and its Subsidiaries have good title to, or a valid leasehold or license interest in, all their respective properties and assets (whether tangible or intangible), free and clear of all Liens (other than Permitted Liens).

3.16.        Intellectual Property.

(a)           Schedule 3.16(a) sets forth a true and complete list of all registrations or applications for registration of Intellectual Property owned by the Company or any Subsidiary and used or held for use by or otherwise material to the Business (the “Owned Intellectual Property”).

(b)           Schedule 3.16(b) sets forth a true and complete list of all material computer software developed in whole or in part by or on behalf of the Company or any Subsidiary, including such developed computer software and databases that are operated or used by the Company or any Subsidiary on its Websites and used or held for use by and otherwise material to the Business (collectively, “Software”).

(c)           Schedule 3.16(c) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property or Software (other than “shrink wrap” or “click wrap” software) to which the Company is a party in each case which are valid and used or held for use by and otherwise material to the Business (collectively, “Licensed Intellectual Property”).

(d)           To the Knowledge of the Company, neither the Company’s nor any Subsidiary’s ownership and use in the ordinary course of the Owned Intellectual Property infringes upon or misappropriates, and the use of the Software and Licensed Intellectual Property does not infringe upon or misappropriate, the valid Intellectual Property rights of any third party.

(e)           Except as set forth in Schedule 3.16(e), the Company or a Subsidiary is the owner of the entire and unencumbered right, title and interest in and to each item of Owned Intellectual Property, and the Company or a Subsidiary is entitled to use the Owned Intellectual Property as it is presently used in the Business.

(f)           The Owned Intellectual Property is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(g)           To the Knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned Intellectual Property, the Licensed Intellectual Property or the Software. Neither the Company nor any Subsidiary has granted any license or other right currently outstanding to any third party with respect to the Owned Intellectual Property, Licensed Intellectual Property or Software, except for (i) licenses comprising invoices incurred in the ordinary course, and (ii) those licenses set forth in Schedule 3.16(g). The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property, Licensed Intellectual Property or Software.

(h)           Neither the Company nor any Subsidiary has exported the Software outside the United States, Canada or France. No rights in the Software have been transferred by the Company to any third party except to the customers of the Company to whom the Company has licensed such Software in the ordinary course.

(i)           To the Knowledge of the Company, the Company or a Subsidiary has the right to use all software development tools, library functions, compilers and other third party software that is material to the Business or that is required to operate or modify the Software.

(j)           The Company and each Subsidiary has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Intellectual Property and, to the Knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or any Subsidiary by any Person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person in the course of his performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, other than those which individually or in the aggregate would not have a Material Adverse Effect.

3.17.        Relationships With Customers, Suppliers, Etc.

(a)           Schedule 3.17(a) identifies during the fiscal year ended December 31, 2007 (i) the 10 largest customers of the Company and the Subsidiaries on a consolidated basis (the “Customers”) and the amount of sales to such Customer during such period and (ii) the 10 largest suppliers (other than attorneys, accountants and office leases) of the Company and the Subsidiaries on a consolidated basis (the “Suppliers”) and the amount of purchases from such Supplier during such period.

(b)           Schedule 3.17(b) sets forth (i) all prepayments, pre-billed invoices and deposits that have been received by the Company or any Subsidiary as of the date hereof from the Customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, pre-billed invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, pre-billed invoice or deposit.

(c)           Except as set forth on Schedule 3.17(c), since December 31, 2007: (i) there has not been any termination of the business relationship of the Company or any Subsidiary with any Customer or Supplier, other than in the ordinary course of business where a contract has been concluded with such Customer without subsequent follow-on business or where a Supplier’s products are either no longer available or applicable to the ongoing business; (ii) the Company has not received any written notice regarding the termination or withholding of payments by, or any material dispute with, any Customer or Supplier; and (iii) neither the Company nor any Subsidiary has received any written notice that such Customer or Supplier will materially decrease such Person’s purchase of the Company’s products or such Person’s supply of products to the Company, as applicable. Except as set forth on Schedule 3.17(c), neither the Company nor any Subsidiary is currently in any dispute over any terms of any contract or agreement to which the Company or any Subsidiary and any Customer or Supplier is a party.

3.18.        Litigation.  Except as set forth in Schedule 3.18, as of the date hereof there is no Action pending against, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective officers or directors (in their capacity as such) or the Seller before any court or arbitrator or any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect.  There are no outstanding judgments against the Company or any Subsidiary that would reasonably be expected to cause a Material Adverse Effect.

3.19.        Contracts.

(a)           Each Material Contract to which the Company or any Subsidiary is a party is a valid and binding agreement, and is in full force and effect in all material respects (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and neither the Company nor any Subsidiary, as applicable, nor, to the Knowledge of the Company, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract.  Neither the Company nor any Subsidiary has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts.  The Company and each Subsidiary has made available to Parent and Purchaser a true and correct copy of each Material Contract listed on Schedule 3.19(b).

(b)           Schedule 3.19(b) lists each Contract of the Company and its Subsidiaries of the type described below (collectively, the “Material Contracts”):

(i)            any Contract pursuant to which the Company or any Subsidiary is required to pay, has paid or is entitled to receive or has received an amount in excess of $100,000 during the current fiscal year (other than purchase orders for Inventory entered into in the ordinary course of business);

(ii)           all employment contracts and sales representatives contracts pursuant to which an employee or a sales representative is entitle to receive annual compensation in excess of $100,000;

(iii)          all sales, agency, factoring, commission and distribution contracts in excess of $100,000 annually;

(iv)          all joint venture, strategic alliance and partnership agreements;

(v)           all licensing agreements, including agreements licensing Intellectual Property rights, other than “shrink wrap” or “click wrap” software licenses;

(vi)          all secrecy, confidentiality and nondisclosure agreements restricting the ability of the Company or any Subsidiary to freely engage in the Business in any respect;

(vii)         all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property rights;

(viii)        all guarantees, privacy policies and indemnification arrangements made or provided by the Company or any Subsidiary (other than Contracts entered into in the ordinary course of business);

(ix)           all Website hosting contracts or agreements;

(x)            all agreements relating to real property, including any real property lease, sublease, or space sharing, license or occupancy agreement, whether the Company is granted or is granting rights thereunder to occupy or use any premises; and

(xi)           all agreements relating to outstanding Indebtedness.

3.20.        Licenses and Permits.  Schedule 3.20 is a complete and correct list of the material licenses, franchises, permits, or other similar authorizations (other than with respect to Intellectual Property) issued to the Company and it Subsidiaries, together with the name of the Government Authority issuing the same (the “Permits”).  Except as would not reasonably be expected to cause a Material Adverse Effect, such Permits are valid and in full force and effect.  The Company or any Subsidiary has all Permits necessary to operate the Business as currently conducted and as proposed to be conducted other than those Permits whose absence individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect.

3.21.        Compliance with Laws.  Except as set forth on Schedule 3.21, (a) as of the date hereof, the Company is in material compliance with all applicable Laws and (b) to the Knowledge of the Company, the Company or any of its Subsidiaries is not under investigation with respect to, nor has been threatened in writing to be charged with or given written notice of, any violation or alleged violation of any applicable Law.  This Section 3.21 does not relate to matters with respect to Taxes (which are the subject of Section 3.26), Employee Matters (which are the subject of Section 3.23), Pension and Benefit Plans (which are the subject of Section 3.25), and Environmental Compliance (which is the subject of Section 3.32).

3.22.        Intentionally omitted.

3.23.        Employees.  Schedule 3.23 sets forth a true and complete list of the names and titles of all employees of the Company and its Subsidiaries, indicating for which entity the employee is employed, and whether such employee has part-time or full-time employment.  Schedule 3.23 sets forth a true and complete list of the names and titles of the directors and officers of the Company and its Subsidiaries.

3.24.        Compliance with Labor Laws and Agreements.  The Company and each Subsidiary has complied with all applicable Laws and Orders relating to employment or labor other than those Laws and Orders with which it could fail to comply, either individually or in the aggregate, without causing a Material Adverse Effect.  To the Knowledge of the Company, there is no:

(a)           unfair labor practice complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any state or local agency;

(b)           pending labor strike or other labor trouble affecting the Company or any Subsidiary;

(c)           except as disclosed in Schedule 3.24(c), labor grievance pending against the Company or any Subsidiary;

(d)           pending representation question respecting the employees of the Company or any Subsidiary; or

(e)           pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Company or any Subsidiary is a party.

In addition, to the Knowledge of the Company: (i) none of the matters specified in clauses (a) through (e) above is threatened against the Company or any Subsidiary; (ii) no union organizing activities have taken place with respect to the Company or any Subsidiary; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which the Company or any Subsidiary is a party.

3.25.        Pension and Benefit Plans.

(a)           Each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based, severance or other plan or written agreement relating to employment, compensation or fringe benefits for employees, maintained or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary could incur or could have incurred any direct or indirect, fixed or contingent liability (collectively, the “Plans”) is listed in Schedule 3.25, is and has been maintained in substantial compliance with all material applicable laws and has been administered and operated in all material respects in accordance with its terms.

(b)           Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.  No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) or for which a material liability could be incurred by the Company has occurred with respect to any Plan.  No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA.  Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)           None of the Company, any Subsidiary nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code.  Neither the Company nor any Subsidiary has maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to employees or former employees following their termination of service with the Company or Subsidiary (other than as required pursuant to Section 601 of ERISA).  Each Plan subject to the requirements of Section 601 of ERISA has been operated in substantial compliance therewith in all material respects.

(d)           Except as disclosed in Schedule 3.25, no individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transaction contemplated by this Agreement.  No material claim, investigation, audit, action or litigation has been made, commenced or threatened, by or against any Plan, the Company or any Subsidiary with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums).

(e)           No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any Subsidiary has been obligated to contribute to any multiemployer plan.  No liability against the Company or any Subsidiary has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code (and the regulations promulgated thereunder) with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)           With respect to each Plan, the Seller has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan:  (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the most recently prepared IRS Form 5500; and (vi) the most recently prepared financial statement.

3.26.        Tax Matters.

(a)           Compliance Generally.  Except as set forth on Schedule 3.26(a), the Company and each of its Subsidiaries has (A) duly and timely filed all material Tax Returns required to be filed by the Company or such Subsidiary on or prior to the Closing Date, which Tax Returns are true, correct and complete in all material respects, and (B) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date which includes the Closing Date, and has made adequate provision on its books and records and in the December 2007 Balance Sheet in accordance with the Company’s tax accounting principles, consistent with past practice, for any such Tax which is not due and payable on or before such time. The Company and each Subsidiary has complied with all applicable law relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company or any Subsidiary on or before the Closing Date.

(b)           No Audit.  Except as set forth on Schedule 3.26(b), (A) no Authority has asserted any adjustment that could result in an additional Tax for which the Company or any Subsidiary is or may be liable or that could result in a Lien on any of its assets which has not been fully paid or adequately provided for on the December 2007 Balance Sheet (collectively, “Tax Liability”), or which adjustment, if asserted in another period, would result in any Tax Liability, (B) there is not pending any audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and, to the Knowledge of the Company, no Authority is contemplating such a Proceeding, (C) no statute of limitations with respect to any Tax of the Company or any Subsidiary has been waived or extended (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney authorizing any Person to act on behalf of the Company or any Subsidiary in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax, (E) there is not outstanding any closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Authority with respect to the Company or any Subsidiary, or any of their income, assets or business, or any Tax Liability, (F) neither the Company nor any Subsidiary is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable law) in income for any period ending after the Closing Date, (G) neither the Company nor any Subsidiary is, nor has ever been, a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (H) neither the Company nor any Subsidiary has ever been included in any consolidated, combined or unitary Tax Return, (I) all Taxable periods for the assessment or collection of any Tax Liability are closed by agreement or by operation of the normal statute of limitations (without extension) or will close by operation of the normal statute of limitations for such Taxes (in each case determined without regard to any omission, fraud or other special circumstance in writing other than the timely filing of the Tax Return), and (J) no Authority has ever asserted that the Company or any Subsidiary should file a Tax Return in a jurisdiction where it does not file.

(c)           Taxes.  Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 162, 280G or 404 of the Code.  Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision).  Neither the Company nor any Subsidiary has any plan, arrangement or agreement providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan, arrangement or agreement that is subject to Section 409A(b) of the Code.  Neither the Company nor any Subsidiary has any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code.  None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1986, as in effect prior to the repeal of said leasing provisions.  Neither the Company nor any Subsidiary has ever made or been required to make an election under Section 338 of the Code.  During the last two years, neither the Company nor any Subsidiary has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code.  Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.26(c), neither the Company nor any Subsidiary has or ever had a fixed place of business or permanent establishment in any foreign country.  The Company is not a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any Subsidiary has entered into any “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations Section 1.6011-4 or any predecessor thereof).

(d)           Taxes and Tax Return Defined.  For purposes of this Agreement, “Tax” shall mean all federal, state, local and foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax), including any liability therefor as a transferee (including under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local or foreign Authority.  For purposes of this Agreement, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign Authority in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws or administrative requirements relating to Taxes or ERISA.

3.27.        Fees.  Except as set forth on Schedule 3.27, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Company, any Subsidiary, the Seller or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby, who is or will be entitled to any fee or commission from either Purchaser, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.  The amount of any fee owed to any Person listed on Schedule 3.27 is listed opposite such Person’s name.

3.28.        Business Operations; Servers.

(a)           The Company and each Subsidiary owns or otherwise has the right to use all of its servers and other computer equipment (other than webservers) necessary to operate its Business as conducted as of the date hereof and as such Business will be conducted as of the Closing.

(b)           The Company does not make any express warranty or guaranty of any kind with respect to any services or products provided by the Company.

(c)           Except in the ordinary course of business or as set forth on Schedule 3.28(c), neither the Company nor any Subsidiary has entered into, or offered to enter into, any written Contract with respect to the Business pursuant to which the Company or any Subsidiary is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”).  All Rebate Obligations listed on Schedule 3.28(c) and all ordinary course Rebate Obligations are reflected, in all material respects, in the December 2007 Balance Sheet in accordance with the Company’s accounting principles, consistent with past practice.

(d)           Except as set forth in Schedule 3.28(d), neither the Company nor any Subsidiary has experienced any returns of its products since January 1, 2007 other than returns in the ordinary course of business consistent with past experience, including with respect to kind and amount.

3.29.        Powers of Attorney.  Neither the Company nor any Subsidiary has any general or special powers of attorney outstanding as of the date of this Agreement (whether as grantor or grantee thereof), or any obligation or liability (whether actual, accrued or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.30.        Certain Business Practices.  Neither the Company, nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary (in their capacities as such) has on behalf of the Company or any of its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary (in their capacity as such) has on behalf of the Company and its Subsidiaries, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, or governmental employee that would be reasonably expected to subject the Company or any Subsidiary to suit or penalty.

3.31.        Money Laundering Laws.  To the Knowledge of the Company, the operations of the Company and each Subsidiary are, and since January 31, 2006 have been, in compliance with applicable money laundering Laws in all applicable jurisdictions (collectively, the “Money Laundering Laws”).  There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary with respect to any Money Laundering Laws.

3.32.        Environmental Compliance.  Except as set forth on Schedule 3.32 and except for such matters as would not reasonably be expected to have a Material Adverse Effect:

(a)           To the Knowledge of the Company (i)  the Company has not generated, used, transported, treated, stored, released or disposed of, and has not suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any “Hazardous Substance” (as hereinafter defined) in violation of any “Environmental Laws” (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance resulting from the conduct of the Company or the use of any property or facility by the Company or, to the Company’s Knowledge, any nearby or adjacent properties or facilities, that has created or would reasonably be expected to create any liability on the part of the Company under the Environmental Laws or that would require reporting to or notification by the Company to any governmental entity; (iii) no asbestos that is now or is reasonably likely to become friable or polychlorinated biphenal or underground storage tank is contained in or located at any facility owned, leased or used by the Company; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business of the Company, whether before or during the ownership of the Company, has been and is being handled or dealt with in all respects in compliance with the Environmental Laws in effect at the time such activities were being conducted.

(b)           For purposes of this Agreement, the term “Hazardous Substance” shall mean substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum.

(c)           For purposes of this Agreement, the term “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resources Conservation and Recovery Act of 1976, as amended, and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, and similar legally binding requirements of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including, but not limited to, those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(d)           This Section 3.32 sets forth the sole representations and warranties of Seller with respect to environmental, health and safety matters, including without limitation all matters arising under Environmental Laws.

3.33.        No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of the Company, the Seller or any other Person makes any other express or implied representation or warranty with respect to the Company, the Seller or the transactions contemplated by this Agreement, and the Company and the Seller disclaim any other representations or warranties, whether made by the Company, the Seller or any of their Affiliates, officers, directors, employees, agents or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents to the Purchaser and the Parent as follows:

4.1.          Ownership of Stock; Authority.

(a)           The Seller has good and marketable title to the Shares, free and clear of any and all Liens (other than Permitted Liens).

(b)           The Seller has the corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and is a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)           Neither the execution and delivery by the Seller of the Agreement nor the consummation by the Seller of the transactions contemplated hereby will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any Contract to which the Seller is a party or by which the Seller is bound, or (ii) result in the imposition of any Lien upon the Shares, except, in each case, as would not have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

4.2.          Approvals.  Except as contemplated by this Agreement and as may be required solely by reason of Purchaser’s and/or Parent’s (as opposed to other Person’s) participation in the transactions contemplated hereby, no consent, approval, waiver or authorization is required to be obtained by the Seller from, and no notice or filing is required to be given by the Seller to or made by the Seller with, any Authority in connection with the execution, delivery and performance by the Seller of this Agreement and the sale and transfer of the Shares.

4.3.          Non-Contravention.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of formation, the operating agreement or other organizational documents of the Seller, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which the Seller, or the Shares, are subject.

4.4.          Litigation and Claims.  Except as set forth on Schedule 4.4, there is no Action pending or, to the knowledge of the Seller, threatened, against the Seller before any Authority and the Seller is not subject to any Order of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of the Seller to perform its obligations hereunder.

4.5.          Investment Representations.  Each Member will make the representations in either Section 4.5(a) or 4.5(b):

(a)           Accredited Investor.

(i)           Each Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Securities Act.  Each Member agrees that it shall provide evidence of its status as an accredited investor, if necessary.

(ii)           Each Member acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and each Member represents that it or he, as the case may be, understands the highly speculative nature of an investment in Parent Common Stock, which may result in the loss of the total amount of such investment.

(iii)           Each Member has adequate means of providing for such Member’s current needs and possible personal contingencies, and each Member anticipates no current need for liquidity in such Member’s investment in the Parent Common Stock.  Each Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Member is able to hold the Parent Common Stock for an indefinite period of time and is able to sustain a loss of the entire investment in the event such loss should occur.

(iv)           Except as otherwise set forth in ARTICLE V, Parent has not and is not making any representations or warranties to the Members or providing any advice or information to the Members.  Each Member acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Parent Common Stock.

(v)           Each Member acknowledges that this offering of Parent Common Stock has not been reviewed by the SEC and that this offering is intended to be a non-public offering pursuant to Section 4(2) of the Securities Act and Rule 506 under Reg. D.  Each Member acknowledges that it is not acquiring the Parent Common Stock as a result of any general solicitation or advertising.  The Parent Common Stock will be received by each Member for the Member’s own account, for investment and not for distribution or resale to others.

(vi)           Each Member understands and consents to the placement of a legend on any certificate or other document evidencing Parent Common Stock stating that such Parent Common Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.  Each certificate evidencing the Parent Common Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(b)           Non-Accredited Investor.

(i)           Each Member acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and each Member represents that it or he, as the case may be, understands the highly speculative nature of an investment in Parent Common Stock, which may result in the loss of the total amount of such investment.

(ii)           Each Member has adequate means of providing for such Member’s current needs and possible personal contingencies, and each Member anticipates no current need for liquidity in such Member’s investment in the Parent Common Stock.  Each Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Member is able to hold the Parent Common Stock for an indefinite period of time and is able to sustain a loss of the entire investment in the event such loss should occur.

(iii)           Each Member has not made an overall commitment to investments which are not readily marketable that are disproportionate to such Member’s net worth, and such Member’s investment in the Parent Common Stock will not cause such overall commitment to become excessive.

(iv)           Each Member acknowledges and agrees that, as of the Closing Date, such Member has the opportunity to review (and, if requested by such Member, to obtain) a copy of the following materials to the extent available: (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2007; (ii) the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; and (iii) the proxy statement distributed to the Parent’s stockholders relating to the Special Meeting to be held in connection with the approval of the transactions contemplated by this Agreement.

(v)            Each Member had the opportunity to (i) ask questions and receive answers from the management of the Parent concerning the Parent and an investment in the Parent Common Stock, and (ii) obtain additional information as necessary to verify the accuracy of the information furnished to the Member by the Parent.

(vi)           Except as otherwise set forth in ARTICLE V, Parent has not and is not making any representations or warranties to the Members or providing any advice or information to the Members.  Each Member acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Parent Common Stock.

(vii)           Each Member acknowledges that this offering of Parent Common Stock has not been reviewed by the SEC and that this offering is intended to be a non-public offering pursuant to Section 4(2) of the Securities Act and Rule 506 under Reg. D.  Each Member acknowledges that it is not acquiring the Parent Common Stock as a result of any general solicitation or advertising.  The Parent Common Stock will be received by each Member for the Member’s own account, for investment and not for distribution or resale to others.

(viii)         Each Member understands and consents to the placement of a legend on any certificate or other document evidencing Parent Common Stock stating that such Parent Common Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.  Each certificate evidencing the Parent Common Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.6.          Tax.  The Seller will not be required to file any transfer Tax Return or pay any transfer Tax to any Authority with respect to any transaction contemplated by this Agreement.

4.7.          No Additional Representations.  Except for the representations and warranties contained in this Agreement, none of the Company, the Seller or any other Person makes any other express or implied representation or warranty with respect to the Company, the Seller or the transactions contemplated by this Agreement, and the Company and the Seller disclaim any other representations or warranties, whether made by the Company, the Seller or any of their Affiliates, officers, directors, employees, agents or representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company and the Seller as follows:

5.1.          Due Incorporation.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Except as set forth on Schedule 5.1, each of the Parent the Purchaser is qualified to do business as a foreign corporation in any jurisdiction in which the character of the property owned or leased by it or the nature of its activities make qualification of the Parent or the Purchaser in any such jurisdiction necessary, except where the failure to so qualify would have a Material Adverse Effect.  Each of the Parent and the Purchaser has all requisite power and authority, corporate and otherwise, and all material governmental licenses, franchises, permits, authorizations, consents and approvals required to own, lease, and operate its assets, properties and businesses and to carry on its business as currently conducted.  The Purchaser has not conducted any business to date and has only engaged in certain activities relating to its organization.  Neither the Parent nor the Purchaser has entered into an agreement in respect of any merger, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.  Since its organization, Parent has not conducted any business activities directed toward the accomplishment of a business combination (other than with respect to transactions contemplated by this Agreement or other similar transactions).

5.2.          Corporate Authorization.  Except for a vote of the stockholders of the Parent to approve the transaction contemplated by this Agreement, and provided that fewer than 20% of Parent’s public stockholders exercise their redemption rights (as specified in the Parent’s Certificate of Incorporation), the execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby are within the corporate powers of Parent and the Purchaser and have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser.  This Agreement constitutes a valid and legally binding agreement of Parent or the Purchaser, as applicable, enforceable against each in accordance with its terms.

5.3.          Governmental Authorization.  None of the execution, delivery or performance by Parent or the Purchaser of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Parent or the Purchaser, except for the filing of a Form D with the SEC and applicable state authorities and a registration statement upon exercise of the Members of their registration rights pursuant to the terms of this Agreement.

5.4.          No Violation.  Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and fewer than 20% of Parent’s public stockholders exercise their redemption rights with respect to such transaction (as specified in the Parent’s Certificate of Incorporation), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of Parent’s or the Purchaser’s Certificate of Incorporation, By-laws or other charter documents; (b) violate any Laws or Orders to which either Parent or the Purchaser or their property is subject; or (c) violate the provisions of any material Contract binding upon or benefiting Parent or the Purchaser.

5.5.         Consents.  Except for a vote of the stockholders of the Parent to approve the transaction contemplated by this Agreement and so long as fewer than 20% of Parent’s public stockholders exercise their redemption rights (as specified in the Parent’s Certificate of Incorporation), there are no Contracts or other instruments binding upon Parent or the Purchaser or any of their properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, orders or other actions or filings, the absence of which would not have, individually or in the aggregate, a material adverse effect on the ability of the Parent to consummate the Transaction.

5.6.          Litigation.

(a)           There is no action, suit, investigation, hearing or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent, any of its officers or directors (in their capacity as such), or the business of Parent, before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.  There are no material outstanding judgments against Parent.

(b)           There is no action, suit, investigation, hearing or proceeding pending against, or to the knowledge of Purchaser, threatened against or affecting, Purchaser, any of its officers or directors (in their capacity as such), or the business of Purchaser, before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.  There are no outstanding judgments against Purchaser.

5.7.          Fees.  Except as set forth on Schedule 5.7, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Parent or the Purchaser or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby, who is or will be entitled to any fee or commission from any of the Purchaser, the Company, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.  The amount of any fee owed to any Person listed on Schedule 5.7 is listed opposite such Person’s name.

5.8.          Charter Documents; Legality.  Parent has previously delivered to the Company true and complete copies of its Certificate of Incorporation and By-Laws (the “Parent Charter Documents”), as in effect or constituted on the date hereof.  Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and fewer than 20% of Parent’s public stockholders exercise their redemption rights with respect to such transaction (as specified in the Parent’s Certificate of Incorporation), the execution, delivery, and performance by Parent and the Purchaser of this Agreement and any Additional Agreement to which Parent or the Purchaser is to be a party has not violated and will not violate, and the consummation by Parent or the Purchaser of the transactions contemplated hereby or thereby will not violate, any of the Parent Charter Documents or any Law.

5.9.          Capitalization and Ownership of the Parent.  Schedule 5.9 sets forth, with respect to the Parent, (i) Parent’s authorized capital, (ii) the number of Parent’s securities that are outstanding, (iii) the number of securities convertible into or exercisable or exchangeable for the Parent’s securities and (iv) the number of Parent’s securities held in treasury.  Except as set forth on Schedule 5.9, there are no options, warrants, or other rights agreements, commitments (contingent or otherwise) or any Contract that requires or under any circumstance would require the Parent to issue, or grant any right to acquire, any securities of the Parent, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock of the Parent or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Parent.  Except for rights of holders of Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Fund (all of which rights will expire upon consummation of the transactions contemplated hereby), there are no outstanding contractual obligations of the Parent and/or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests in the Parent and/or any of its Subsidiaries.  The warrants issued by the Parent (the “Parent Warrants”) are, and after giving effect to the consummation of the transactions contemplated hereby will be, exercisable for 7,312,500 shares of Parent Common Stock at an exercise price of $5.00 per share.  No Parent Warrants are exercisable until consummation of the transactions contemplated hereby.

5.10.        SEC Filings; Financial Statements.

(a)           As of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the Staff of the SEC with respect to any of the Parent SEC Reports.

(b)           Parent has filed with the SEC true and correct copies of the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of December 31, 2006, and the related consolidated statements of operations, cash flows and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, audited by Rothstein Cass (“RC”), registered independent public accountants and an unaudited interim balance sheet of Parent as of September 30, 2007, and the related consolidated statements of operations, cash flow and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, reviewed by RC (the “Parent Financial Statements”).  The Parent Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act); (ii) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) fairly and accurately present the Parent’s financial condition and the results of its operations as of their respective dates and for the periods then ended, in all material respects; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates, in all material respects; and (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Parent with respect to the periods then ended.  The Parent has heretofore delivered to the Company complete and accurate copies of all “management letters” received by it from the Parent’s accountants and all responses during the last three years by lawyers engaged by the Parent to inquiries from the Parent’s accountant or any predecessor accountants.

(c)           Except as specifically disclosed or as reflected in the Exchange Act Filings, reflected or fully reserved against in the Parent Financial Statements and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Parent Financial Statements, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Parent.  All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Parent Financial Statements are included therein.

5.11.        SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

5.12.        Compliance with Laws.  The Parent is not in violation of, has not violated, and to the knowledge of Parent, is not under investigation with respect to nor has the Parent been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

5.13.        Money Laundering Laws.  To the Parent’s knowledge after due inquiry, the operations of the Parent are and have been conducted at all times in compliance with Money Laundering Laws and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

5.14.        Issuance and Ownership of Parent Common Stock.  Upon issuance and delivery of the Parent Common Stock to each Member (as directed by the Seller) pursuant to this Agreement against payment of the consideration therefor, the Parent Common Stock will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws, and (ii) any Lien created by or through such Member. The issuance and sale of the Parent Common Stock pursuant hereto will not be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporation Law, Parent’s certificate of incorporation or bylaws or any other agreement to which Parent is a party or otherwise bound.

5.15.        Purchaser.  Purchaser was incorporated in the State of Delaware on February 7, 2008.  Purchaser has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.  Parent owns all of the outstanding equity securities of Purchaser.

5.16.        Financial Ability to Perform.  As of the Closing Date, Parent shall have immediately available cash funds or available borrowing capacity under existing credit facilities that in the aggregate is sufficient for Parent and Purchaser to perform each of their respective obligations hereunder.  There shall be no conditions to such borrowing, if any, that will not be fulfilled as of the Closing Date.

5.17.        Absence of Certain Changes or Events.  Since December 31, 2007 through the date of this Agreement, there has not occurred any Material Adverse Change (as such definition relates to the Purchaser or the Parent) in the Purchaser’s or Parent’s business, financial condition, results of operations, or assets other than as disclosed in reports filed by Parent with the SEC.

5.18.        Due Diligence Investigation.  Each of the Parent and the Purchaser has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Company.  Each of the Parent and the Purchaser has conducted its own independent investigation of the Company.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, each of the Parent and the Purchaser has relied solely upon the representations and warranties of the Company and the Seller set forth in ARTICLE III and ARTICLE IV of this Agreement.  Each of the Parent and the Purchaser has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

5.19.        Board Approval.

(a)           The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

(b)           Parent in its capacity as sole equityholder of Purchaser has, as of the date of this Agreement (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of Purchaser and (ii) approved this Agreement and the transactions contemplated hereby.  No other corporate proceedings on the part of Purchaser are necessary to authorize the transactions contemplated by this Agreement.

5.20.        Trust Fund.  As of the date hereof and at the Closing Date, Parent has and will have no less than $58.3 million invested in United States Government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by American Stock Transfer & Trust Company (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation and other expenses incurred by Parent that Parent is entitled to pay from the Trust Fund upon the consummation of the transactions contemplated by this Agreement.  There are no claims or proceedings pending with respect to the Trust Fund.  Neither the Parent nor the Purchaser is, and the Members and their respective Subsidiaries will not be as a result of consummation of the transactions contemplated hereby, subject to registration or regulation under the Investment Company Act of 1940, as amended.  Notwithstanding any of the foregoing, the Trust Fund is subject to all of the terms, conditions and restrictions contained in the Investment Management and Trust Agreement (the “Trust Agreement”), dated as of April 25, 2007, between the Parent and American Stock Transfer & Trust Company.

5.21.        No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Parent nor the Purchaser nor any other Person makes any other express or implied representation or warranty with respect to the Parent, the Purchaser or the transactions contemplated by this Agreement, and the Parent and the Purchaser disclaim any other representations or warranties, whether made by the Parent, the Purchaser or any of their Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER PENDING CLOSING

The Company and the Seller covenant and agree that:

6.1.          Conduct of the Business.  From the date hereof through the Closing Date, the Company and each Subsidiary shall, except as otherwise expressly provided herein or as otherwise required by applicable Law or consented in writing by the Parent, conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned and which consent, if it is to be given, shall be provided promptly, but in no event later than (5) Business Days following the Company’s request, except as otherwise agreed to by the Company), neither the Company nor any Subsidiary shall:

(a)           except in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract, or any other material right or asset;

(b)           except as contemplated by this Agreement, enter into any Contract which (i) is with respect to real property, or (ii) outside the ordinary course of business;

(c)           make any capital expenditures in excess of $75,000 (individually or in the aggregate), except as set forth on Schedule 6.1(c);

(d)           sell, lease, license or otherwise dispose of any assets or assets covered by any Material Contract except (i) pursuant to existing Material Contracts disclosed herein, (ii) sales of inventory in the ordinary course consistent with past practice, (iii) sales, assignments, or other dispositions of any Intellectual Property that are not material to the conduct of the business of the Company or any Subsidiary, and (iv) dispositions of obsolete, uneconomic, damaged, excess, no longer useful, unmerchantable, defective or worn out assets;

(e)           pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, other than dividends or distributions paid by any Subsidiary to the Company;

(f)           except as disclosed in Schedule 3.25, authorize any salary increase of more than 10% for any employee making an annual salary of greater than $75,000 or change the bonus or profit sharing policies of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice (with respect to type, timing and amount);

(g)           delay, accelerate or cancel any receivables or Indebtedness owed to the Company or its Subsidiaries or write-off or make further reserves against the same, except in the ordinary course of business consistent with past practice (with respect to type, timing and amount);

(h)           merge or consolidate with or acquire any other Person or be acquired by any other Person;

(i)            make any material change in the accounting principles or methods used in the preparation of the Company’s financial statements for the fiscal year ended December 31, 2005;

(j)            extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business consistent with past practice (with respect to type, timing and amount);

(k)           make, amend, revoke, terminate  or rescind any election related to Taxes or file any amended income Tax Return, other than Tax Returns for fiscal years 2005, 2006 and 2007;

(l)            cause or permit any insurance policy protecting assets that are material to the Business to lapse;

(m)           change the place of Business of the Company or any Subsidiary;

(n)           issue, redeem or repurchase any shares of its capital stock; or

(o)           agree to do any of the foregoing.

Nothing in this Agreement shall prevent, or be construed to prevent, Seller or the Company from using cash and/or cash equivalents of the Company or any of its Subsidiaries as Seller or the Company deems fit (including by causing the distribution by any of the foregoing Persons of such cash and/or cash equivalents to Seller or to any other Person or the repayment of Indebtedness of the Company or its Subsidiaries); provided, that (i) the parties hereto acknowledge and agree that, if (and only to the extent) there is any cash of the Company and its Subsidiaries immediately prior to the Closing, an amount up to $2,000,000 of such cash will be for the benefit of the Purchaser and the Parent, and to the extent such cash on such date is in excess of $2,000,000, such excess shall be for the benefit of Seller (to be distributed, subject to Section 2.3(c), to the Members who held Common Units as of the Closing Date on a pro rata basis (based on the number of Common Units held by each Member as of the Closing Date)); it being understood that if such cash on such date is less than $2,000,000, such cash  will be for the benefit of the Purchaser and the Parent, and neither the Purchaser nor the Parent shall have any claim to receive any additional amounts from the Company, the Seller or the Members (other than (1) indemnification for any Losses pursuant to the provisions of Article XI hereof, and (2) the Net Working Capital Adjustment, if any) and (ii) any such use of the cash or cash equivalents by Seller or the Company shall not affect the Company’s and the Seller’s obligations hereunder with respect to, and such use of cash and cash equivalents shall be deemed to occur immediately prior to Closing for purposes of calculating, the Net Working Capital Adjustment, if any.

6.2.          Access to Information.

(a)           From the date hereof until and including the Closing Date, the Company and the Seller shall, and shall cause their respective Subsidiaries to, (a) continue to give Parent, its counsel and other representatives reasonable access during normal business hours and with prior written notice to the Offices, properties and Books and Records of the Company, (b) furnish to Parent, its counsel and other representatives such information relating to the Business as such Persons may reasonably request and (c) cause the employees, counsel, accountants and representatives of the Company and each Subsidiary to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Seller hereunder.  Parent and Purchaser shall comply with, and shall cause its representatives to comply with, all of their obligations under the Confidentiality Agreement dated November 5, 2007 (the “Confidentiality Agreement”) by and between the Company and the Parent with respect to the terms and conditions of this Agreement and the information disclosed pursuant to this Agreement.  Notwithstanding anything herein to the contrary, this Section 6.2 shall not require the Company or any of its Affiliates to provide Parent, Purchaser or their respective representatives with access to any document or other information that the Company believes in good faith may (i) conflict with any binding agreement entered into by the Company prior to the date hereof, (ii) be covered by any attorney-client privilege or the work product doctrine or (iii) be subject to restrictions under any applicable Laws (including antitrust, privacy or similar Laws).

(b)           The Company shall schedule conference calls between representatives of Parent and the three (3) largest Customers based on Schedule 3.17(a) (the “Customer Calls”); provided, that prior to any such Customer Call, (i) Parent shall have delivered to Seller and the Company a reasonably detailed draft of any questions to be discussed on such Customer Calls, (ii) Seller and the Company shall have the opportunity to comment thereon and (iii) Parent, Seller and the Company shall have agreed on the questions to be discussed with such Customer on the Customer Calls; provided further, that a representative of Seller or the Company shall be entitled to participate in each such Customer Call.  All costs relating to the actions described in this Section 6.2(b) shall be borne solely by the Parent.

6.3.          SEC Filings.

(a)           The Company and the Seller acknowledge that:

(i)           the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card;

(ii)           the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)           the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transaction.

(b)           In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company and the Seller will, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company or the Seller required in any filing with, or requested by, the SEC, and (iii) provide any information requested by Parent or Parent’s representatives and required by the SEC in connection with any filing with the SEC.

6.4.          Exclusivity.  During the period between the date of this Agreement and the Closing Date or the termination of this Agreement in accordance with ARTICLE XIII hereof, neither the Company nor the Seller shall, nor shall the Company or Seller permit anyone acting on their behalf to, directly or indirectly, (i) knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person (an “Excluded Person”), other than Parent, Purchaser or their Affiliates or representatives, concerning the sale of all or any part of the Business or the capital stock or other securities of the Company, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership (“Acquisition Proposal”), (ii) otherwise solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (iii) consummate any such Acquisition Proposal or accept any offer or agree to engage in any such Acquisition Proposal.  Upon the receipt by the Company and the Seller of an Acquisition Proposal, the Company and the Seller shall promptly notify the Parent and the Purchaser of the receipt of such Acquisition Proposal.

6.5.          Reporting and Compliance With Law.  From the date hereof through the Closing Date, the Company and each Subsidiary shall duly and timely file all Tax Returns required to be filed with Authorities, pay any and all Taxes required by any Authority and duly observe and conform, in all material respects, to all applicable Laws and Orders.

ARTICLE VII

CONFIDENTIALITY AND NON-SOLICITATION COVENANTS

7.1.          Confidentiality. Each of the parties hereto covenant and agree that the parties hereto shall not, without the prior written consent of the other parties hereto, disclose to any other Person or use (whether for its own account or the account of any other party) any confidential information or proprietary work product of Parent, Purchaser, the Company or any Subsidiary or any client of Parent, Purchaser, the Company or any Subsidiary disclosed or uncovered in connection with this Agreement and the transactions contemplated hereby except (i) as may be required under applicable Law, (ii) to the extent that such information is or becomes generally available to the public other than as a result of disclosure by such party, (iii) to such Person’s financing sources or (iv) to such Person’s Affiliates, directors, officers, employees or advisors.  In the event any party hereto believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties hereto so that such other parties may have an opportunity to obtain a protective order or other appropriate relief.  All parties hereto shall cooperate fully in any such action by any other party.

7.2.          Non-Solicitation.  Cova may not, during the period beginning on the Closing Date and ending two (2) years after the Closing Date (the “Restriction Period”), directly or indirectly through any other individual, person or entity, employ, solicit or induce any of Michael Bielonko, Earl Cranor, Tom McCarthy or Nathalie Rizzo to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company or any Subsidiary or to become employed by or enter into a consulting relationship with the Seller or any of its Affiliates or any other individual, person or entity, unless (i) such Person has resigned voluntarily (without any solicitation from Cova or its representatives), (ii) such Person has been terminated by the Company or its Subsidiary (as applicable), (iii) Cova has received Parent’s prior written consent to seek to employ such Person or (iv) such Person is responding to a general solicitation not targeted at the Company’s employees.

7.3.          Injunctive Relief.  If (i) any party breaches, or threatens to commit a breach of, Section 7.1 or Section 14.4 hereof or (ii) Cova breaches, or threatens to commit a breach of, Section 7.2 (collectively, the “Restrictive Covenants”), each other party (with respect to Section 7.1 or Section 14.4) and the Parent (with respect to Section 7.2) shall have, in addition to, and not in lieu of, any other rights and remedies available to such party by agreement (including those set forth in Section 11.1 hereof), under law or in equity, the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to such party (with respect to Section 7.1 and Section 14.4) or the Parent (with respect to Section 7.2) and that monetary damages will not provide an adequate remedy.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

The parties hereto, as applicable, covenant and agree that:

8.1.          Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and implement expeditiously the transactions contemplated by this Agreement.  The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate the transactions contemplated by this Agreement.  Each of the Company, Seller, Parent and Purchaser shall use its reasonable best efforts to obtain all consents, approvals and agreements of, and make all notices and filings with, any Authority necessary to permit the consummation of the transactions contemplated by this Agreement.  In the event any claim, action, suit, investigation or other proceeding by any Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

8.2.          Reasonable Efforts to Obtain Consents.  The Company hereby agrees to use its reasonable efforts to obtain the Company Consents on a timely manner prior to the Closing Date.

8.3.          Tax Matters.

(a)           The Seller shall prepare or cause to be prepared and duly and timely file or cause to be duly and timely filed on a timely basis all Tax Returns with respect to the Company and each of the Subsidiaries for taxable periods ending on or prior to the Closing Date.  Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding periods and shall not make, amend, revoke, terminate or rescind any election or change any accounting practice or procedure without Parent’s consent (which will not be unreasonably withheld or delayed).  The Seller shall give a copy of each such Tax Return to Parent with sufficient time for its review and comment prior to filing.  The Seller shall pay or cause to be paid the Taxes shown due and owing on such Tax Returns.  Parent’s receipt or review of or giving comments on any Tax Return does not affect the obligations of the Seller pursuant to ARTICLE XI of this Agreement. The Company and each Subsidiary will permit the Seller and its representatives to have reasonable access to the Company’s and each Subsidiary’s respective officers, directors, employees, agents, assets and properties and all relevant Books and Records relating to the Business and assets of the Company or any Subsidiary during normal business hours and will furnish to the Seller and its representatives such information, financial records and other documents relating to the Company and each Subsidiary and the Business as may reasonably be requested; provided, however, that such access and information is reasonably related to the completion of the Tax Returns the Seller is required to file pursuant to this Section 8.3(a).  Any such information, financial records and other documents relating to the Company, any Subsidiary and the Business provided to the Seller and its representatives shall be subject to the provisions of Section 7.1, but such information may be incorporated into any such Tax Return.

(b)           To the extent permitted by applicable Law, the parties shall elect to treat the period that includes the Closing Date with respect to any Tax as ending on the Closing Date and shall take such steps as may be necessary therefor.  For purposes of this Agreement, any Taxes for a period which includes but does not end on the Closing Date shall be allocated between the period through and including the Closing Date and the balance of the period based on an interim closing of the books as of the close of the Closing Date, provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the period.

8.4.          Proxy Statement; Special Meeting.

(a)           As soon as is reasonably practicable after receipt by the Parent from the Company of all financial and other information relating to the Company as the Parent may reasonably request for its preparation, the Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (“Parent Stockholder Approval”) at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”).  Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting proxies from holders of Parent Common Stock for the matters to be acted upon at the Special Meeting (the “Proxy Statement”).  The Company shall furnish to the Parent all information concerning the Company as the Parent may reasonably request in connection with the preparation of the Proxy Statement.  The Company and its counsel shall be given an opportunity to review and comment on the preliminary Proxy Statement prior to its filing with the SEC.  The Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable.  The Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.  Prior to the Closing Date, the Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement to be registered or qualified under all applicable blue sky laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, the Members reside and in which such registration or qualification is required and to take any other such actions that may be reasonably necessary to enable the Parent Common Stock to be issued pursuant to this Agreement in each such jurisdiction.

(b)           As soon as practicable (but in no event later than ten (10) Business Days) following the approval of the Proxy Statement by the SEC, the Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call, give notice of, convene and hold the Special Meeting in accordance with the DGCL not more than 25 days after mailing the Proxy Statement to the holders of Parent Common Stock and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c)           The Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.  Without limiting the foregoing, the Parent shall use its reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is first distributed to stockholders of the Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Parent shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading and the Parent shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to the stockholders of the Parent (as and to the extent required by the Securities Act or the Exchange Act) and to the Seller.  The Parent will provide to the Seller and its counsel any comments that the Parent or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Proxy Statement promptly after receipt of any such comments.  The Parent will use its reasonable best efforts to respond promptly to any comments received from the SEC or its staff, in each case (if necessary) after consultation with the Seller and compliance with the terms hereof with respect to the preparation of the Proxy Statement and any amendments or supplements thereto.

(d)           The Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and shall not withdraw or modify its recommendation.  The Parent shall use commercially reasonable efforts to obtain the Parent Stockholder Approval.

8.5.          Other Actions.

(a)           As promptly as practicable after execution of this Agreement, the Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which the Company shall be entitled to review and comment upon prior to filing.  Promptly after the execution of this Agreement, Parent and the Company shall also issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)           At least five (5) days prior to Closing, the Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated by this Agreement in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company.  Prior to Closing, the Parent and the Company shall jointly prepare a press release announcing the consummation of the transactions hereunder (“Closing Press Release”).  Concurrently with the Closing, Parent shall distribute the Closing Press Release.  Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

8.6.          Access to Information.  From the date hereof until and including the Closing Date, the Parent and the Purchaser shall (i) provide the Company, the Seller and their counsel and other representatives reasonable access to the Offices, personnel, properties and books and records of the Parent and the Purchaser, (ii) furnish to the Company, the Seller and their counsel and other representatives such information relating to the business of the Parent and the Purchaser as such Persons may reasonably request and (iii) cause the employees, counsel, accountants and representatives of the Parent and the Purchaser to cooperate with the Company, the Seller and their counsel in their investigation of the business and operations of the Parent and the Purchaser; provided that no investigation pursuant to this Section 8.6 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Parent or the Company hereunder.

8.7.          Notices of Certain Events; Updated Disclosure Schedules.

(a)           Between the date hereof and the Closing Date, each party hereto will give prompt notice to the other parties hereto of:

(i)           any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the consummation of the transactions contemplated by this Agreement would result in the loss of any rights or privileges of such notifying person to any such Person;

(ii)           any notice or other communication from any Authority that may adversely affect the consummation of the transactions contemplated by this Agreement;

(iii)           any Actions commenced or, to such notifying party’s knowledge, threatened against, relating to or involving such notifying party or otherwise affecting the notifying party or that relate to the consummation of the transactions contemplated by this Agreement; and

(iv)           the occurrence of any fact or circumstance which would likely cause any representation or warranty made by such notifying party in this Agreement to be untrue or inaccurate in any material respect.

(b)           At any time prior to the Closing, Seller and the Company may deliver to the Purchaser and the Parent a supplement or amendment to the disclosure schedules to this Agreement (the “Updated Schedules”); provided, that such Updated Schedules shall not relate to, and shall only be effective with respect to, any occurrence or state of facts that, to the Knowledge of the Company, existed prior to the date of this Agreement; provided, further, that following written notice thereof from the Company and/or Seller (as applicable) to Parent and Purchaser, Parent and Purchaser shall have the right to terminate this Agreement within seven (7) days following their receipt of the Updated Schedules to the extent that, in the absence of the changes to such Updated Schedules, the condition set forth in Section 9.2(a) would not be capable of being satisfied.  Unless Parent or Purchaser exercises its right to terminate this Agreement pursuant to the foregoing, the Updated Schedules will be deemed to have amended the disclosure schedules to this Agreement, to have qualified the representations and warranties contained herein with respect to such events or circumstances set forth in the Updated Schedules, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the event or circumstance set forth in such Updated Schedules (including for purposes of ARTICLE XI hereof).

8.8.          Securities Law Compliance.  Prior to the Closing, the Parent shall use its best efforts to ensure that the issuance of Parent Common Stock hereunder will be conducted in compliance with Regulation D under the Securities Act.

8.9.          Employee Matters.

(a)           For a period of one year following the Closing, Purchaser shall provide or cause to be provided, to each individual who is a current employee of the Company as of the Closing (“Company Employees”) total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Closing (excluding any equity based compensation); provided, however, that nothing herein shall be construed to establish or amend any benefit plan, program, agreement or arrangement or to prevent the amendment or termination of any Company Plan or interfere with Purchaser’s or any of its subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period.  Notwithstanding any other provision of this Agreement, nothing in this Section 8.9 shall limit the right of the Purchaser or Parent to terminate the employment of any employee at any time and for any or no reason.

(b)           For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Purchaser, or any of its subsidiaries, Company Employees as of the Closing shall receive service credit for service with the Company to the same extent such service credit was granted under the Employee Benefits Plans, subject to offsets for previously accrued benefits and no duplication of benefits and not for purposes of benefit accrual under a defined benefit plan.  The Purchaser shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare benefit plan maintained for the Company Employees immediately prior to the Closing and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans (other than a Company Benefit Plan) that such employees are eligible to participate in after the Closing.

(c)           From and after the Closing, the Purchaser shall comply in all respects with the WARN Act and any other applicable Law relating to employee terminations or plant or facilities closings (or other similar events requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

(d)           The Purchaser shall be solely responsible for satisfying the continuation coverage requirements under COBRA for all qualified beneficiaries as such term in defined in Treasury Regulation §54.4980B-9.

8.10.        Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Closing, Purchaser shall (i) indemnify and hold harmless each present and former director and officer of the Company (collectively, the “D&O Indemnified Parties”), against any and all damages incurred or suffered by any of the D&O Indemnified Parties in connection with any liabilities or any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and under the Company’s certificate of incorporation and bylaws, as the case may be, in each case as in effect on the date of this Agreement, to indemnify such D&O Indemnified Parties and (ii) advance expenses as incurred by any D&O Indemnified Party in connection with any matters for which such D&O Indemnified Party is entitled to indemnification from Purchaser pursuant to this Section 8.10 to the fullest extent permitted under applicable Law or, if greater, under the Company’s certificate of incorporation and bylaws; provided, however, that the D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such D&O Indemnified Party is not entitled to indemnification under applicable Law, the Company certificate of incorporation and Company bylaws, and pursuant to this Section 8.10(a).

(b)           For a period of six (6) years following the Closing, Purchaser shall maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been heretofore delivered by the Company to Purchaser and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall Purchaser be required to expend in the aggregate in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed two hundred percent (200%) of such amount, then Purchaser shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to two hundred percent (200%) of such amount; and provided, further, that this Section 8.10(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 8.10(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c)           The terms and provisions of this Section 8.10 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the D&O Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 8.10.

(d)           Nothing contained herein shall be interpreted to require the Purchaser or the Parent to indemnify or provide for the indemnification of any D&O Indemnified Party in connection with any damages incurred or loss suffered by any D&O Indemnified Party as a result of such party’s gross negligence or willful or unlawful conduct.

8.11.        Trust Fund Disbursement.  Parent shall cause the Trust Fund to be dispersed to Parent in accordance with the documents or agreements governing the Trust Fund upon the Closing.  All liabilities of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all Parent Tax liabilities and the payment at Closing of professional fees related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.  Promptly following such disbursement of the Trust Fund, Parent shall contribute the Trust Fund to Purchaser.

8.12.        Settlement of Prior Dispute.  In the event that the Company recovers (whether before, on or after the Closing Date) any amounts in the lawsuits styled (a) Randye M. Holland, et al. v. Emil Jachmann and Cyalume Technologies, Inc., Civil Action No. 06-706 (Mass. Super. Ct.) or (b) Cyalume Technologies, Inc. v. Ira Leemon, et al., Index No. 603512/06 (N.Y. Sup.Ct.), the Parent and the Purchaser agree that such amounts shall be paid to the Members in the manner directed in writing by the Seller.  Notwithstanding any other provision contained in this Agreement to the contrary, in the event that, following the Closing, the Company or any Subsidiary is subjected to any loss, liability or expense as a result of the foregoing actions and proceedings, all such losses, liabilities and expenses shall be for the account of the Seller.  This covenant shall survive the Closing.

8.13.        Exclusivity.  During the period between the date of this Agreement and the Closing Date or the termination of this Agreement in accordance with ARTICLE XIII hereof, neither the Parent nor the Purchaser shall, nor shall the Parent or Purchaser permit any one acting on their behalf to, directly or indirectly, (a) knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than the Company, the Seller or their Affiliates or representatives, concerning any acquisition (other than the Transaction), or (b) consummate any such acquisition or accept any offer or agree to engage in any such acquisition, other than the Transaction.

8.14.        Ordinary Conduct of the Parent and the Purchaser.  During the period from the date of this Agreement to the earlier of (1) immediately prior to the Closing and (2) the date on which this Agreement is terminated in accordance with its terms, except as otherwise consented to by the Seller in writing or as otherwise contemplated by this Agreement, each of the Parent and the Purchaser shall not:

(a)           fail to comply with any applicable Laws or regulations;

(b)           issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(c)           grant any material Lien in respect of any portion of its material properties or assets (including any cash in the Trust Fund), other than Liens to be incurred at or prior to the Closing in accordance with the terms of the debt financing obtained in connection with the Transaction;

(d)           incur any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities of the Parent and/or the Purchaser or guarantee any such indebtedness or debt securities (other than debt financing incurred by Parent and/or Purchaser to finance the Transaction);

(e)           spend any cash in the Trust Fund or spend any other cash available to it (other than for payment of liabilities incurred in the ordinary course of business) or declare or pay any dividends on or make any distributions in respect of any of its capital stock or other equity securities or amend or otherwise modify the Trust Agreement;

(f)           acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof; or

(g)           agree to do any of the foregoing.

8.15.        Member Acknowledgements.  Seller shall use commercially reasonable efforts to provide to Parent and Purchaser letters executed by each Member (other than the Affiliated Members), pursuant to which such Member acknowledges (a) the representations and warranties being made by such Member in Section 4.5, and (b) such Member’s indemnification obligations under Article XI.

ARTICLE IX

CONDITIONS TO CLOSING

9.1.          Condition to the Obligations of Parent, the Purchaser, the Seller and the Company. The obligations of Parent, the Purchaser, the Seller and the Company to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)           At the Closing, there shall be no Order issued by any Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Authority or other Person for the purpose of obtaining any such Order and no written notice shall have been received from any such Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b)           The Parent Stockholder Approval shall have been obtained and fewer than 20% of the issued and outstanding shares of Parent Common Stock owned by Parent’s public stockholders will have exercised their redemption rights (as specified in the Parent’s Certificate of Incorporation).

(c)           The Parent Common Stock at the Closing will be quoted on the OTC BB, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

9.2.           Conditions to Obligations of Parent and the Purchaser. The obligation of Parent and the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver at Parent’s and the Purchaser’s sole and absolute discretion, of all the following conditions:

(a)           (i) Each of the Company and the Seller shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company and the Seller contained in this Agreement and in any certificate or other writing delivered by the Company or the Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) since the date of this Agreement, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has caused a Material Adverse Change or had a Material Adverse Effect, and (iv) Parent and the Purchaser shall have received a certificate signed by an authorized officer of the Company to the effect set forth in clauses (i), (ii) and (iii) of this Section 9.2(a).

(b)           Parent shall have received (i) a certified copy of the certificate of incorporation of the Company and each Subsidiary, (ii) copies of the By-Laws of the Company and each Subsidiary as effective on the date hereof; (iii) copies of resolutions duly adopted by (a) the Board of Directors of the Company and (b) the Managers or Members of the Seller, authorizing this Agreement and the transactions contemplated hereby, (iv) a certificate of the Secretary or Assistant Secretary of the Company certifying each of the foregoing and including an incumbency certificate, and (v) a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of Delaware and each other jurisdiction in which the Company is qualified to do business.

(c)           The Company shall have delivered to Parent executed payoff letters from the holders of 1st Lien Secured Debt , 2nd Lien Secured Debt and the Senior Subordinated Notes and UCC-3 Termination Statements necessary to terminate, release or assign, as the case may be, all Liens (other than Permitted Liens) on the assets of the Company.

(d)           The Company shall have provided to Parent copies of (i) the final audited balance sheets for the fiscal years ended December 31, 2006 and 2007 (the “Final Financial Statements”) and (ii) the unaudited balance sheets of the Company for any subsequent interim period that would be required by GAAP at the time of the Closing.

(e)           The financial condition and the results of operations of the Company set forth in the Final Financial Statements shall not be materially different, in the aggregate, from the financial condition and the results of operations of the Company set forth in the Draft Financial Statements.

(f)           The Company shall have delivered to Parent documents satisfactory to Parent to effect the release of all Liens (except for Permitted Liens) on any portion of the assets of the Company and to effect the filing of appropriate UCC-3 Termination Statements.

(g)           Purchaser has received a certificate of non-foreign status from the Seller under Section 1445(b)(2) of the Code.

(h)           The Investor Rights Agreement shall have been executed by the Members.

(i)           The Escrow Agreement shall have been executed by Seller and the Escrow Agent.

(j)           All Indebtedness of the Company (other than the Indebtedness referred to in Section 9.2(c), to be repaid at Closing) shall have been repaid in full.

(k)           Certificates representing all of the Shares shall be available at the Closing, together with the original stock ledgers and minute books of the Company.

(l)           The Seller shall have provided to the Parent and the Purchaser letters signed by each of Cova, Stephen Weinroth, Kline Hawkes Pacific, L.P., Kline Hawkes Pacific Friends Fund, LLC and Paul Lipari Living Trust (collectively, the “Affiliated Members”), pursuant to which each Affiliated Member acknowledges (i) the representations and warranties being made by such Affiliated Member in Section 4.5, and (ii) such Affiliate Member’s indemnification obligations under Article XI.

9.3.          Conditions to Obligations of the Company and the Seller.  The obligation of the Company and the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver at the Company’s and the Seller’s sole and absolute discretion, of all the following conditions:

(a)           (i) Each of the Parent and the Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, (iii) since the date of this Agreement, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, has had a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Parent, and (iv) the Seller and the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to each of clause (i), (ii) and (iii) hereof.

(b)           The Company and the Seller shall have received (i) a copy of the certificate of incorporation of each of Parent and the Purchaser, (ii) copies of the By-laws of each of Parent and the Purchaser as effective on the date hereof; (iii) copies of resolutions duly adopted by the Boards of Directors of the Parent and the Purchaser authorizing this Agreement and the transaction contemplated hereby, (iv) a certificate of the Secretary or Assistant Secretary of Parent and the Purchaser certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (v) a recent good standing certificate regarding Parent and the Purchaser from the office of the Secretary of State of its respective jurisdiction of organization and each other jurisdiction in which each of Parent and the Purchaser is qualified to do business.

(c)           The Investor Rights Agreement shall have been executed by Parent.

(d)           Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 5.20, dispersed to Parent as soon as is practicable upon the Closing.

(e)           The Escrow Agreement shall have been executed by Purchaser and the Escrow Agent.

ARTICLE X

RELIANCE ON REPRESENTATIONS AND WARRANTIES

10.1.        Reliance on Representations and Warranties of the Company and the Seller.  Notwithstanding any right of Parent and the Purchaser to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Parent and the Purchaser pursuant to such investigation or right of investigation, Parent and the Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Seller contained in this Agreement.

10.2.        Reliance on Representations and Warranties of Parent and the Purchaser. Notwithstanding any right of the Company or the Seller to fully investigate the affairs of Parent and the Purchaser and notwithstanding any knowledge of facts determined or determinable by the Company or the Seller pursuant to such investigation or right of investigation, the Company and the Seller shall have the right to rely fully upon the representations, warranties, covenants and agreements of Parent and the Purchaser contained in this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1.        Indemnification of Parent, Purchaser.  After the Closing, the Seller and the Members hereby severally (but not jointly) agree to indemnify and hold harmless Parent, Purchaser, and their respective Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees (collectively, the “Parent Indemnitees,” provided, however, the term “Parent Indemnitees” shall not include any of the Members regardless of their capacity), against and in respect of any and all loss, payment, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and reasonable attorneys’ fees and other out-of-pocket costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee after the Closing as a result of (a) any breach of any of the representations, warranties and covenants of the Company or the Seller contained herein or any certificate or other writing delivered pursuant hereto; provided, that with respect to any breach of any of the representations and warranties set forth in Section 4.5, any indemnification obligation related thereto may only be made against the applicable Member who had breached such representation or warranty in Section 4.5 or (b) Taxes of the Company, the Seller or any Subsidiary for any Pre-Closing Period, and all costs in connection therewith or with enforcing rights hereunder.

11.2.        Indemnification of Seller.  After the Closing, Parent and the Purchaser hereby agree to indemnify and hold harmless the Seller and its respective Affiliates, and each of their respective directors, officers, employees, shareholders, attorneys, agents and permitted assignees (the “Company Indemnitees”) against and in respect of any Losses incurred or sustained by the Company Indemnitees after the Closing as a result of any breach of any of the representations, warranties and covenants of Parent or the Purchaser contained herein or any certificate or other writing delivered pursuant hereto.

11.3.        Procedure.  The following shall apply with respect to all claims by either a Parent Indemnitee or a Company Indemnitee (each, an “Indemnified Party”) for indemnification:

(a)           An Indemnified Party shall give to the party obligated to indemnify such Indemnified Party pursuant to this Agreement (the “Indemnifying Parties”), prompt written notice (an “Indemnification Notice”) of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third Party Claim”), which shall describe in reasonable detail the Loss, liability or damage that has been or may be suffered by the Indemnified Party.  The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1 or 11.2, except to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnification Notice shall identify specifically the basis in reasonable detail under which indemnification is sought pursuant to ARTICLE XI and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim.

(b)           The Indemnifying Party shall have thirty (30) days after receipt of such Indemnification Notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof (and by assuming such control, the Indemnifying Party agrees that such Claim is an indemnifiable Claim hereunder, subject to the terms, provisions and limitations contained in this Agreement), and the Indemnified Party shall cooperate with the Indemnifying Party and such counsel in connection therewith; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party at the Indemnified Party’s expense (provided, however, that the Indemnifying Party shall pay the fees for counsel of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any Indemnifying Party in connection with the defense of such Third Party Claim or (ii) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel).  So long as the Indemnifying Party is actively and diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed) unless the Indemnified Party waives any right to indemnity therefor by the Indemnifying Party for such claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment or enter into any settlement with respect to any Third Party Claim which (x) imposes an injunction or other equitable relief upon the Indemnified Party or (y) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c)           Notwithstanding the above, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) as to which the Indemnifying Party fails to assume the defense within 30 days after the Indemnified Party gives notice thereof to the Indemnifying Party, or (ii) that specifically seeks a monetary payment in an amount that is less than the difference between the Deductible Amount and the amount of Losses, if any, that the Parent Indemnitees  have incurred as of the date of such Third Party Claim; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d)           The Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

11.4.        Insurance; Tax Benefits.  The amount of any Losses for which indemnification is provided under this ARTICLE XI shall be reduced by any amounts recoverable by the Indemnified Party or any of its Affiliates from any third party (including under any insurance policy).  If the amount with respect to which any claim is made under this ARTICLE XI gives rise to a Tax Benefit to the Indemnified Party that made the claim, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if actually realized.  “Tax Benefit” means, with respect to any Indemnified Party, an amount by which the Tax liability of such Indemnified Party (or group of Affiliates including such Indemnified Party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise), net of any increase in such party’s Tax liability, as a result of its receipt of payment for the applicable indemnity claim (but in any case, not below zero).

11.5.        Limitations on Indemnification.  Notwithstanding anything to the contrary in this ARTICLE XI,

(a)           (i) no claim for indemnification shall be made by any Indemnified Party unless the aggregate amount of Losses of the Indemnified Parties exceed one million two hundred thousand dollars ($1,200,000) (the “Deductible Amount”) and then only to the extent such Losses exceed the Deductible Amount; and (ii) in no event shall the aggregate obligation of the Indemnifying Parties under this Article XI exceed twelve million dollars ($12,000,000) (the “Cap”); provided, that the Deductible Amount and the Cap shall not apply to:  (1) Losses pursuant to Section 11.1(b); and (2) Losses arising under Section 11.1(a) solely with respect to any breach of the representations or warranties set forth in Sections 3.1 (Corporate Existence and Power), Section 3.2 (Corporate Authorization), Section 3.4 (Subsidiaries), Section 3.5 (Capitalization and Ownership), Section 4.1 (Ownership of Stock; Authority), Section 0 (Due Incorporation), Section 5.2 (Corporate Authorization), Section 5.9 (Capitalization and Ownership of Parent), and Section 5.14 (Issuance and Ownership of Parent Common Stock (such representations and warranties shall be collectively referred to as the “Fundamental Representations”); and

(b)           no party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any of the agreements contemplated hereby or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement.

11.6.        Survival of Indemnification Rights.  The representations and warranties of the Company, the Seller, Parent and the Purchaser shall survive until the eighteen (18) month anniversary of the Closing Date; provided, that the Fundamental Representations shall survive until 30 days following the expiration of the applicable statute of limitations.  The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 or 11.2 for Losses shall be effective so long as it is asserted prior to the time such representations, warranties or covenants cease to survive hereunder.

11.7.        Manner of Payment.  Any indemnification to be paid by any Indemnifying Party pursuant to this ARTICLE XI will be paid only in shares of Parent Common Stock; provided, however, that the Seller and each Member shall have the option, at their sole election, to pay any and all such amounts in cash.

(a)           Except to the extent that any Member elects to satisfy any indemnification obligation in cash, any indemnification obligation owing to the Parent Indemnitees pursuant to this Article XI shall be effected (i) first by offsetting such amount against the Escrowed Stock in the manner described below, in which case the Seller, the Company and Parent shall promptly deliver joint written instructions to the Escrow Agent to distribute the appropriate number of shares of Parent Common Stock to the Parent Indemnitees within five (5) Business Days after the determination thereof in accordance with the terms of this Agreement, and (ii) thereafter, the Parent Indemnities shall have recourse, on a several basis and in accordance with this ARTICLE XI, to the Parent Common Stock then held by the Members in the manner described below.  For purposes of determining the portion of any indemnification obligation owing to the Parent Indemnitees by each Member pursuant to this Section 11.7, such indemnification obligation shall first be allocated to the Members on a pro rata basis (based on the number of shares of the Parent Common Stock that the Parent was instructed to deliver to such Member pursuant to the terms of this Agreement) and, to the extent that the aggregate indemnification obligations owing to the Parent Indemnitees in accordance with this ARTICLE XI exceeds the value (based on the Average Trading Price as of the applicable date of determination) of the Parent Common Stock that the Parent was instructed to deliver to such Member pursuant to the terms of this Agreement, such indemnification obligation shall thereafter be allocated to the Members on a pro rata basis (based on the number of shares of the Parent Common Stock that the Parent was instructed to deliver to such Member pursuant to the terms of this Agreement with respect to such Member’s Series A Preferred Units).

(b)           In the event that the Company Indemnitees are entitled to indemnification pursuant to this ARTICLE XI, such indemnification shall be paid in the form of Parent Common Stock.  For purposes of this Section 11.7(b), the value of each share of Parent Common Stock shall be equal to its Average Trading Price at such time.

11.8.        Mitigation of Loss.  The Company, the Seller, the Purchaser and the Parent shall cooperate with each other with respect to resolving any claim, liability or Loss with respect to which one party is obligated to indemnify any Parent Indemnitee or Company Indemnitee, as the case may be, including by making commercially reasonable efforts to mitigate any such claim, liability or Loss.  In the event that the Company, the Seller, the Purchaser or the Parent shall fail to make such commercially reasonably efforts to mitigate any such claim, liability or Loss, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for that portion of any claim, liability or Loss that could reasonably be expected to have been avoided if the Company, the Seller, the Purchaser or the Parent, as the case may be, had made such efforts.  Without limiting the generality of the foregoing, the Parent and Purchaser shall, and shall cause the Company and their respective Affiliates to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  Parent and Purchaser shall, and shall cause the Company and their respective Affiliates to, attempt to cause the party making a claim for indemnification under this Agreement to realize as soon as possible the Tax Benefit available to such party in connection with the accrual, incurrence or payment of any Loss.

11.9.        Exclusive Remedy.  Notwithstanding anything contained in this Agreement to the contrary, after the Closing, indemnification pursuant to the provisions of this ARTICLE XI shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any representation, warranty, covenant, agreement or other provision contained in this Agreement or in any certificate delivered pursuant hereto and for any claims with respect to the transactions contemplated by this Agreement, other than for fraud.  The Parent Common Stock issued to the Members hereunder shall be the sole source of recovery for any claim for indemnification made pursuant to Section 11.1 hereof.

11.10.      Adjustment to Purchase Price.  The parties agree that the payment of any indemnity under this Article XI shall be treated as an adjustment to the Purchase Price paid by the Parent and Purchaser hereunder for Tax purposes to the extent that it may properly be so characterized under applicable law.

ARTICLE XII

DISPUTE RESOLUTION

12.1.        Arbitration.

(a)           In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith.  Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(b)           If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator that is familiar with the Business and not an Affiliate of any party to this Agreement (“Arbitrator”).  The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c)           If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York chapter head of the American Arbitration Association upon the request of either side.  The Arbitrator shall be selected within 30 days of request.

(d)           The laws of the State of New York shall apply to any arbitration hereunder.  In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision.  The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected.  The Arbitrator shall have no authority to award punitive or other exemplary damages.

(e)           The arbitration shall be held in the City of New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(f)           On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(d).

(g)           The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(h)           The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 12.1, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision.  The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(i)           Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction.  The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration.  The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder.  None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(j)           The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(k)           This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2.        Waiver of Jury Trial; Exemplary Damages.  ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.  No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Additional Agreement.

12.3.        Attorneys’ Fees.  The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 12.1 shall pay to the prevailing party all actual attorneys’ fees and costs incurred by the prevailing party, in addition to any other relief to which it may be entitled.  As used in this Section 12.3 and elsewhere in this Agreement, “actual attorneys’ fees” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis on the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional law.

ARTICLE XIII

TERMINATION

13.1.        Termination Without Default.  In the event that the Closing of the transactions contemplated hereunder has not occurred by  the later of (i) six months after the delivery to the Parent of the audited Financial Statements as of and for the fiscal year ended December 31, 2006 and December 31, 2007, respectively, and (ii) December 31, 2008 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent and the Purchaser and the Company and the Seller shall have the right, at its or their sole option, to terminate this Agreement without liability to the other side.  Such right may be exercised by Parent and the Purchaser, on the one hand, or the Company and the Seller, on the other, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

13.2.        Termination Upon Default.

(a)           Parent and the Purchaser may terminate this Agreement by giving notice to the Company and the Seller on or prior to the Closing Date, without prejudice to any rights or obligations Parent and Purchaser may have, if the Company or the Seller shall have breached any representation or warranty or breached any agreement or covenant contained herein to be performed prior to Closing such that the conditions set forth in Section 9.2(a) would not be satisfied and such breach shall not be cured within the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company or the Seller of a notice describing in reasonable detail the nature of such breach.

(b)           The Company and the Seller may terminate this Agreement by giving prior written notice to Parent on or prior to the Closing, without prejudice to any rights or obligations the Company or the Seller may have, if Parent or the Purchaser shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed prior to Closing such that the conditions set forth in Section 9.3(a) would not be satisfied and such breach shall not be cured within the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

(c)           The Company may terminate this Agreement if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the record date of the Special Meeting exercise their rights to redeem the shares of Parent Common Stock held by them for cash in accordance with Parent’s certificate of incorporation.

(d)           In the event that this Agreement is terminated by any Person, in accordance with the provisions of this Agreement, for any reason other than as a result of (i) a breach or nonfulfillment by Seller or the Company of any of its representations, warranties or covenants contained in this Agreement or (ii) the failure to obtain the Parent Stockholder Approval at the Special Meeting or otherwise (unless the failure to obtain such approval resulted from a breach by Parent or Purchaser of any of its representations, warranties or covenants contained in this Agreement), Parent shall promptly (but in no event more than 60 days following such termination) pay the Company the amount of $200,000.

13.3.        Effect of Termination.  If this Agreement is terminated pursuant to Section 13.1 or 13.2, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 7.1, 7.3, 12.1, 12.2, 12.3, 13.2(d), 13.3, 14.1, 14.4, 14.5 and 14.7, which shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 13.1 or 13.2 shall not release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to such termination or impact the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1.        Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

if to Parent, Purchaser or the Company (following the Closing), to:

c/o Vector Intersect Security Acquisition Corp.
65 Challenger Road
Ridgefield Park, New Jersey
Attn: Derek Dunaway
Telecopy: (201) 712-9498

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell N. Nussbaum and Robert B. Lachenauer
Telecopy: (212) 407-4990

if to the Company (prior to Closing) or the Seller:

Cyalume Technologies, Inc.
c/o Columbus Nova
153 East 53rd Street
New York, New York 10022
Attention: Jason Epstein, Steven Flyer and Stephen Weinroth
Telecopy: (212) 308-6623

with a copy to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Attention: Fredrick Tanne and Jai Agrawal
Telecopy: (212) 446-6460

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

14.2.        Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3.        Ambiguities.  The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that any ambiguities in the writing be construed against the drafter shall not apply.

14.4.        Publicity.  Except as required by law and under Section 8.5, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

14.5.        Expenses.  Except as specifically provided in this Agreement (including Section 13.3 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

14.6.        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) neither the Company nor the Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent; and (ii) in the event Parent assigns its rights and obligations under this Agreement to an Affiliate, Parent shall continue to remain liable for its obligations hereunder.  Except as specifically set forth in clause (ii) above, neither Parent nor the Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company.

14.7.        Governing Law; Jurisdiction.  This Agreement has been entered into in the State of New York.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.  The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in the City of New York, State of New York in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

14.8.        Counterparts; Effectiveness.  This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.9.        Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Section 11.1 and 11.2 hereof, which shall be third party beneficiaries hereof.

14.10.      Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.11.      Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.12.      Construction.  References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; all Schedules to this Agreement are incorporated herein by reference; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

14.13.      Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof, except to the extent that the D&O Indemnified Parties shall be express third-party beneficiaries of Section 8.10 hereof.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, Parent, Purchaser, Seller and the Company have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
VECTOR INTERSECT ACQUISITION CORP. By: /s/ Yaron Eitan Name: Yaron Eitan Title: President
CYALUME ACQUISITION CORP. By: /s/ Yaron Eitan Name: Yaron Eitan Title: CEO and President
CYALUME TECHNOLOGIES, INC. By: /s/ Jason Epstein Name: Jason Epstein Title: Director
GMS ACQUISITION PARTNERS HOLDINGS, LLC By: /s/ Frank R. Kline Name: Frank R. Kline Title: Director

Exhibit A

Escrow Agreement

See attached.

Exhibit B

Investor Rights Agreement

See attached.

Exhibit C

Net Working Capital Calculation
The calculation of the Net Working Capital of the Company as of December 31, 2007 is set forth below (in $000s):

Current Assets:

Cash	$5,744
Accounts Receivable - Trade	3,226
Inventories	9,124
Prepaid	132
Other Current Assets	784
Total Current Assets	$19,010

Current Liabilities:

Accounts Payable	$2,486
Accrued Liabilities	5,199
Notes Payable (Current)	2,202
Other Current Liabilities	183
Total Current Liabilities	$10,070

Net Working Capital of the Company as of December 31, 2007 is $8,940.